                                                                     Exhibit 2.1

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


                       Agreement and Plan of Amalgamation

                           dated as of March 14, 1996

                                  by and among

                                  ACE Limited,
                         a Cayman Islands corporation,

                           TRCL Acquisition Limited,
                      a Bermuda limited liability company

                                      and

                      Tempest Reinsurance Company Limited,
                      a Bermuda limited liability company


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                  ARTICLE ONE
                              CERTAIN DEFINITIONS

                                                                           PAGE
                                                                           ----
 Section 1.01 Certain Definitions........................................     1

                                  ARTICLE TWO
                                THE AMALGAMATION

 Section 2.01 The Amalgamation...........................................     3
 Section 2.02 Effective Time of the Amalgamation; Closing................     3
 Section 2.03 Effect of the Amalgamation.................................     3
 Section 2.04 Memorandum of Association of Tempest Re; Registration
               Number....................................................     3
 Section 2.05 Bye-laws of Tempest Re.....................................     4
 Section 2.06 Board of Directors and Officers of Tempest Re..............     4
 Section 2.07 Conversion of Shares.......................................     4
 Section 2.08 Surrender and Payment......................................     5
 Section 2.09 Adjustments................................................     6
 Section 2.10 Fractional Shares..........................................     6
 Section 2.11 Voting.....................................................     6
 Section 2.12 No Further Rights..........................................     6

                                 ARTICLE THREE
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

 Section 3.01 Corporate Organization.....................................     6
 Section 3.02 Authority..................................................     7
 Section 3.03 Capital Structure..........................................     7
 Section 3.04 Financial Statements.......................................     8
 Section 3.05 Absence of Certain Changes.................................     8
 Section 3.06 Certain Fees...............................................     8
 Section 3.07 No Defaults................................................     9
 Section 3.08 Governmental Consents......................................     9
 Section 3.09 Compliance with Applicable Law.............................     9
 Section 3.10 Information Supplied.......................................     9
 Section 3.11 Material Contracts.........................................    10
 Section 3.12 Taxes......................................................    10
 Section 3.13 Litigation.................................................    11
 Section 3.14 Title to Properties; Leases................................    11
 Section 3.15 Certain Agreements.........................................    11
 Section 3.16 U.S. Assets................................................    11
 Section 3.17 Employees..................................................    11
 Section 3.18 Intellectual Property......................................    12
 Section 3.19 Takeover Statutes..........................................    12
 Section 3.20 Opinion of Financial Advisor...............................    12
 Section 3.21 Agreements with General Re.................................    13

                                  ARTICLE FOUR
                       REPRESENTATIONS AND WARRANTIES OF
                             PARENT AND ACQUISITION

                                                                            PAGE
                                                                            ----
 Section 4.01 Corporate Organization.....................................     13
 Section 4.02 Authority..................................................     13
 Section 4.03 No Prior Activities........................................     13
 Section 4.04 SEC Documents; Financial Statements........................     13
 Section 4.05 Liabilities................................................     14
 Section 4.06 Absence of Certain Changes.................................     14
 Section 4.07 No Defaults................................................     14
 Section 4.08 Governmental Consents......................................     15
 Section 4.09 Compliance with Applicable Law.............................     15
 Section 4.10 Information Supplied.......................................     15
 Section 4.11 Litigation.................................................     15
 Section 4.12 Taxes......................................................     16
 Section 4.13 Certain Fees...............................................     16
 Section 4.14 Opinion of Financial Advisor...............................     16

                                  ARTICLE FIVE
                                   COVENANTS

 Section 5.01 Conduct of Business of the Company.........................     16
 Section 5.02 Exclusivity................................................     18
 Section 5.03 Access to Information......................................     19
 Section 5.04 Best Efforts...............................................     19
 Section 5.05 S-4; Regulatory Matters....................................     20
 Section 5.06 Public Announcements.......................................     20
 Section 5.07 Supplemental Information...................................     20
 Section 5.08 Shareholders' Meetings.....................................     20
 Section 5.09 Waivers of Appraisal Rights; Lockup........................     21
 Section 5.10 Closing Date Balance Sheet Audit...........................     21
 Section 5.11 Company Options............................................     21
 Section 5.12 Certain Change in Control Matters..........................     22
 Section 5.13 Affiliates.................................................     22
 Section 5.14 Net Assets.................................................     22
 Section 5.15 Stock Exchange Listing.....................................     23
 Section 5.16 Trading of Parent Shares...................................     23
 Section 5.17 Certain Employee Arrangements..............................     23
 Section 5.18 Post-Closing Matters.......................................     23
 Section 5.19 Indemnification............................................     24

                                  ARTICLE SIX
                         CONDITIONS TO THE AMALGAMATION

 Section 6.01 Conditions to Each Party's Obligation to Effect the
               Amalgamation...............................................    25
 Section 6.02 Additional Conditions to the Company's Obligation to Effect
               the Amalgamation...........................................    25
 Section 6.03 Additional Conditions to Parent's and Acquisition's
               Obligation to Effect the Amalgamation.....................     26

                                 ARTICLE SEVEN
                          TERMINATION AND ABANDONMENT

                                                                            PAGE
                                                                            ----
 Section 7.01 Termination by the Company.................................     28
 Section 7.02 Termination by the Company Upon Payment of Termination Fee.     28
 Section 7.03 Termination by Parent and Acquisition......................     28
 Section 7.04 Termination by Parent and Acquisition Upon Payment of
               Termination Fee...........................................     29
 Section 7.05 Termination by the Company, Parent or Acquisition..........     29
 Section 7.06 Procedure and Effect of Termination........................     29

                                 ARTICLE EIGHT
                            MISCELLANEOUS PROVISIONS

 Section 8.01 Non-Survival of Representations, Warranties, Covenants and
               Agreements................................................     29
 Section 8.02 Amendment and Modification.................................     29
 Section 8.03 Waiver of Compliance; Consents.............................     30
 Section 8.04 Severability and Validity..................................     30
 Section 8.05 Expenses and Obligations...................................     30
 Section 8.06 Parties in Interest........................................     30
 Section 8.07 Additional Agreements......................................     30
 Section 8.08 Notices....................................................     30
 Section 8.09 Governing Law..............................................     31
 Section 8.10 Counterparts...............................................     31
 Section 8.11 Headings...................................................     31
 Section 8.12 Entire Agreement; Assignment...............................     31

                      AGREEMENT AND PLAN OF AMALGAMATION

  This Agreement and Plan of Amalgamation, dated as of March 14, 1996 (the "Agreement"), by and among ACE Limited, a Cayman Islands corporation ("Parent"), TRCL Acquisition Limited, a limited liability company organized and incorporated under the laws of Bermuda and a wholly owned direct subsidiary of Parent ("Acquisition") and Tempest Reinsurance Company Limited, a limited liability company organized and incorporated under the laws of Bermuda (the "Company").

  Whereas, the respective Boards of Directors of the Company, Parent and Acquisition deem it advisable and in the best interests of their respective shareholders to effect the amalgamation of Acquisition and the Company (the "Amalgamation") pursuant to this Agreement.

  Whereas, the parties intend that the Amalgamation shall qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the United States Internal Revenue Code of 1986, as amended (the "Code").

  Now, Therefore, in consideration of the promises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                  ARTICLE ONE

                              CERTAIN DEFINITIONS

  Section 1.01 Certain Definitions. Certain capitalized terms used in this Agreement shall have the meaning set forth below:

    (a) "Affiliate" of a party means any Person or entity controlling, controlled by, or under common control with such party. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

    (b) "Business Day" means any day other than a Saturday, a Sunday, or a bank holiday in the Cayman Islands, Bermuda and in the state of New York in the United States of America.

    (c) "Confidentiality Letter" means that certain letter between Parent and the Company, dated November 21, 1995.

    (d) "Determination Date" means the date upon which the Average Closing Price is determined.

    (e) "Disclosure Letter" means the letter, dated as of the date hereof, from the Company to Parent regarding certain matters related to this Agreement.

    (f) "Dollars" or "$" means United States dollars.

    (g) "Employee Benefit Plan" means each benefit plan maintained or contributed to by the Company or with respect to which the Company may have any liability, which provides (or is intended to provide) benefits to the employees of the Company (or other service providers to the Company); including, without limitation, each pension, retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance, medical or hospitalization program, sickness, accident, disability or death benefit program or any other fringe benefit arrangement.

    (h) "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

    (i) "GAAP" means generally accepted accounting principles as in effect in the United States of America (as such principles may change from time to time).

    (j) "Governmental Authority" means any governmental, quasi-governmental, judicial, or regulatory agency or entity or subdivision thereof with jurisdiction over the Company, Parent or Acquisition or any of their respective Subsidiaries or any of the transactions contemplated by this Agreement.

    (k) "Lien" means any mortgage, lien, security interest, pledge, lease or other charge or encumbrance of any kind, including, without limitation, the lien or retained security title of a purchase money creditor or conditional vendor, and any easement, right of way or other encumbrance on title to real property, and any agreement to give any of the foregoing.

    (l) "Market Value" shall mean the closing price on the NYSE on the date immediately prior to the Closing Date.

    (m) "Material Adverse Effect" shall mean, with respect to the Company or Parent (as the case may be), any change, event, condition or development that is or may reasonably be expected to be materially adverse to the business, assets, liabilities, results of operations, properties, financial or operating condition or prospects of such party and its Subsidiaries, taken as a whole (without giving effect to the consequences of the transactions contemplated by this Agreement), or the ability of such party (and, to the extent applicable, its Subsidiaries) to perform its (or their) obligations under this Agreement or consummate the transactions contemplated hereby.

    (n) "Net Assets" of the Company shall mean the shareholders' equity of the Company computed in accordance with GAAP as shown on the Closing Date Balance Sheet (as defined herein) and adjusted to: (i) add the sum of (A) any amounts accrued on the financial statements of the Company for Company Options (as defined herein) and (B) incurred losses and loss expenses recorded by the Company for the underwriting period beginning December 1, 1995 and continuing to the Closing Date (as defined herein); and (ii) deduct the sum of (A) fees of the Company's legal, accounting, auditing and other advisors incurred by the Company in connection with the transactions contemplated hereby to the extent that such fees have not already been accrued on the financial statements of the Company, and (B) losses and loss expenses in an amount equal to the greater of (x) forty-two percent of earned premiums for the underwriting period commencing December 1, 1995 and continuing to the Closing Date and (y) incurred losses and loss expenses recorded by the Company for the underwriting period beginning December 1, 1995 and continuing to the Closing Date, and (C) an accrual equal to the Market Value of Parent Shares (as defined herein) represented by the options issued under this Agreement at the Closing Date less the exercise price of those options, and (D) an accrual equal to (1) the product of (a) the number of Shares subject to Company Options outstanding at the Closing Date other than Roll-Over Options (as defined herein) multiplied by (b) the Market Value of the Parent Shares issued pursuant to Section 2.07(a) per Share less (2) the aggregate exercise price of such Company Options, and
  (E) any decrease in excess of $10 million between November 30, 1995 and the Closing Date in the estimate of ultimate unpaid loss reserves at November 30, 1995 (it being understood that any decrease up to an amount of $10 million shall be for the benefit of the Former Holders (as defined herein)), and (F) any payment made or amount payable with respect to the stop loss reinsurance agreement with General Re referred to in Section 6.03(l)(iv) hereof to the extent such amount has not reduced the Company's shareholders' equity prior to the Closing Date.

    (o) "NYSE" means the New York Stock Exchange, Inc.

    (p) "Permitted Liens" means (i) Liens for Taxes or other assessments or charges of Governmental Authorities that are not yet delinquent or that are being contested in good faith by appropriate proceedings, in each case, with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP; (ii) statutory Liens of landlords and mortgagees of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law and created in the ordinary course of business for amounts not yet more than 30 days overdue or which are being contested in good faith by appropriate proceedings, in each case, with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP; (iii) leases or subleases, easements, rights-of-way, covenants, and consents which do not interfere materially with the ordinary conduct of the business of the Company or detract materially from the value of the property to which they attach or materially impair the use thereof to the Company; and
  (iv) Liens granted by the Company to lenders pursuant to credit agreements in existence on the date hereof.

    (q) "Person" shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

    (r) "SEC" means the United States Securities and Exchange Commission.

    (s) "Securities Act" means the United States Securities Act of 1933, as amended.

    (t) "Subsidiary" shall mean, with respect to a specified Person, each corporation, partnership or other entity in which the specified Person owns or controls, directly or indirectly through one or more intermediaries, 50 percent or more of the stock or other interests having general voting power in the election of directors or Persons performing similar functions or rights to 50 percent or more of any distributions.

    (u) "Tax" or "Taxes" shall mean any Bermuda, Cayman Islands, United States federal, state, local, foreign or other income, capital stock, employees' income withholding, foreign Person withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer or other tax, including any interest, penalties or other additions to tax in respect to the foregoing, whether disputed or not.

    (v) "Third Party Acquisition" means (i) the acquisition by any Person of more than ten percent (10%) of the total assets of the Company, (ii) the acquisition by any Person of ten percent (10%) or more of (a) the Shares or
  (b) the Total Voting Power, or (iii) any merger, amalgamation or other combination of the Company with any Person.

    (w) "Total Voting Power" means, at any date, the total number of votes that may be cast in the election of directors of the Company at any meeting of shareholders of the Company held on such date assuming all Voting Shares were present and voted at such meeting.

    (x) "Voting Shares" means Shares and all other securities of the Company, if any, entitled to vote generally in the election of directors.

                                  ARTICLE TWO

                               THE AMALGAMATION

  Section 2.01 The Amalgamation. At the Effective Time (as defined below), and upon the terms and subject to the conditions hereof, Acquisition shall be amalgamated with and into the Company in accordance with the provisions of the Companies Act 1981 of Bermuda, as amended (the "Companies Act"). At and after the Effective Time, the Company shall continue in the form of the amalgamated company and shall operate under the name "Tempest Reinsurance Company Limited" ("Tempest Re").

  Section 2.02 Effective Time of the Amalgamation; Closing. As soon as practicable after satisfaction or waiver of the conditions set forth in Article SIX, Parent and Acquisition will cause an application for the registration of an amalgamated company and such other documents as are required by the Companies Act in connection with the Amalgamation to be duly filed with the Registrar of Companies of Bermuda (the "Registrar"). The Amalgamation shall become effective upon the issuance of the certificate of amalgamation by the Registrar (the time of such issuance being the "Effective Time"). Prior to such filing, a closing shall be held, at the offices of Appleby, Spurling & Kempe, Cedar House, 41 Cedar Avenue, Hamilton HM12, Bermuda at 9:00 a.m. or such other place and/or time as the parties shall agree, for the purpose of confirming the satisfaction or waiver of the conditions set forth in Article SIX (the "Closing"). The date upon which the Closing shall occur is referred to herein as the "Closing Date."

  Section 2.03 Effect of the Amalgamation. The Amalgamation shall have the effects set forth in Section 109 of the Companies Act. As of the Effective Time, Tempest Re shall be a wholly-owned Subsidiary of Parent.

  Section 2.04 Memorandum of Association of Tempest Re; Registration Number. The memorandum of association of the Company shall become the memorandum of association of Tempest Re and thereafter may be amended or repealed as provided therein and by law. The memorandum of association of Tempest Re shall be in the form attached hereto as Exhibit A. The registration number of Tempest Re in Bermuda after the Effective Time shall be the same registration number as that of the Company immediately prior to the Effective Time.

  Section 2.05 Bye-laws of Tempest Re. The bye-laws of the Company in effect immediately prior to the Effective Time (except for Section 53 thereof which shall read in its entirety as follows: "At any meeting of Members (or in connection with any written resolution in lieu of such a meeting), each Member holding Common Shares, in the case of a meeting, present in person or by proxy, shall be entitled to one vote, on a non-cumulative basis, for each Common Share registered in such Member's name in the Register of Members.") shall be the bye-laws of Tempest Re and thereafter may be amended or repealed in accordance with its terms, the memorandum of association of Tempest Re and as provided by law.

  Section 2.06 Board of Directors and Officers of Tempest Re. At the Effective Time, the current directors of Acquisition and any additional individuals designated by Parent, all of whose names and addresses are set forth on Exhibit B-1 hereto, shall be the initial directors of Tempest Re, each of such directors to hold office in accordance with the applicable provisions of the memorandum of association and bye-laws of Tempest Re and until their successors shall be elected or appointed and shall duly qualify. Except as set forth on Exhibit B-1, immediately prior to the Effective Time, the current directors of the Company shall cease to be directors of the Company and shall not be directors of Tempest Re. After giving effect to the Amalgamation, the officers of Tempest Re shall be the individuals whose names are set forth on Exhibit B-2 hereto, each to hold office in accordance with the applicable provisions of the memorandum of association and bye-laws of Tempest Re and until their respective successors are duly elected or appointed and qualified.

  Section 2.07 Conversion of Shares. At the Effective Time, by virtue of the Amalgamation and without any action on the part of Parent, Acquisition, the Company or the holder of any of the following securities thereof:

    (a) Each common share, $10 par value per share, of the Company (a "Share") which is issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled pursuant to Section 2.07(d) hereof) shall be, by virtue of the Amalgamation and without any action on the part of the holder thereof, cancelled and extinguished and shall be converted into that number of ordinary shares, par value $0.125 per share, of Parent (the "Parent Shares"), obtained by dividing (i) the quotient of (x) the Premium Amount (as defined below) divided by (y) the Average Closing Price (as defined below), by (ii) the number of Shares issued and outstanding (excluding Shares to be cancelled pursuant to Section 2.07(d) hereof) immediately prior to the Effective Time (the ratio of a Share to such number of Parent Shares, rounded to the nearest 1/10,000th of a Parent Share, being defined herein as the "Exchange Ratio").

  The "Premium Amount" shall be an amount equal to one-hundred twenty percent (120%) of the Net Assets of the Company; provided, however, that if the Net Assets of the Company should exceed $500 million then the Premium Amount shall be an amount equal to the sum of (i) $600 million and (ii) the dollar amount by which the Net Assets exceed $500 million.

  The Parent Shares to be received as consideration pursuant to the Amalgamation and the procedures set forth in Section 2.08 by each holder of Shares is referred to herein as the "Amalgamation Consideration." Parent shall take such action as shall be necessary to issue the Parent Shares to be received as Amalgamation Consideration and register them on its share register.

  The "Average Closing Price" shall be an amount equal to the average per share closing price of Parent Shares as reported on the NYSE Composite Transaction Tape for the ten NYSE trading days immediately preceding the three NYSE trading days prior to the date upon which Parent's shareholders' meeting occurs as provided in Section 5.08; provided, however, that if the Average Closing Price is greater than $45.00, the Exchange Ratio will become fixed as if the Average Closing Price were $45.00 and if the Average Closing Price is less than $33.00, the Exchange Ratio will become fixed as if the Average Closing Price were $33.00 (the prices at which the Exchange Ratio will be fixed are collectively referred to herein as the "Average Closing Price Caps").

    (b) Each share of common stock, par value $10.00 per share, of Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $10.00 per share, of Tempest Re.

    (c) Each Company Option (as defined in Section 3.03) outstanding as of the Effective Time shall be treated in accordance with the provisions of
  Section 5.11.

    (d) Each Share which is issued and outstanding immediately prior to the Effective Time and held by Parent or Acquisition or any of their respective Subsidiaries immediately prior to the Effective Time shall be cancelled and no consideration shall be issued in exchange therefor.

  Section 2.08 Surrender and Payment.

    (a) Prior to the Effective Time, Parent shall appoint an agent (the "Exchange Agent") for the purpose of exchanging certificates representing Shares for certificates representing Parent Shares in accordance with the Exchange Ratio pursuant to Section 2.07(a). At the Effective Time, Parent will deposit with the Exchange Agent certificates representing the aggregate Amalgamation Consideration to be paid in respect of the Shares. Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent).

    (b) Each holder of Shares that have been converted into a right to receive the Amalgamation Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares, will be entitled to receive the Amalgamation Consideration payable in respect of such Shares. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes only the right to receive such Amalgamation Consideration.

    (c) If any portion of the Amalgamation Consideration is to be paid to a Person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

    (d) After the Effective Time, there shall be no further registration of transfers of Shares; provided, that, this Section shall not prohibit transfers of shares of Tempest Re by any holder thereof. If, after the Effective Time, certificates representing Shares are presented to Tempest Re or, subject to the provisions of Section 2.08(e), the Exchange Agent, they shall be cancelled and exchanged for the Amalgamation Consideration in accordance with the procedures set forth in this Article TWO. If, after the Effective Time and after the date set forth in the restrictive legend endorsed on any Parent Share in accordance with Section 5.09(b) of this Agreement, such Parent Share is presented to Tempest Re or, subject to the provisions of Section 2.08(e), the Exchange Agent, such Parent Share shall be cancelled and exchanged for an equivalent Parent Share without such a restrictive legend.

    (e) Any portion of the Amalgamation Consideration deposited with the Exchange Agent pursuant to Section 2.08(a), and any cash payment for a fractional Parent Share pursuant to Section 2.10, that remains unclaimed by the holders of Shares twelve months after the Effective Time shall be returned to Parent or an Affiliate designated by Parent, upon demand, and any such holder who has not exchanged his Shares for the Amalgamation Consideration in accordance with this Article TWO prior to that time shall thereafter look only to Parent for his claim for Parent Shares, any cash in lieu of fractional Parent Shares and any dividends or distributions with respect to Parent Shares. Notwithstanding the foregoing, Parent shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws.

    (f) No dividends or other distributions with respect to the Parent Shares constituting part of the Amalgamation Consideration shall be paid to the holder of any unsurrendered certificates representing Shares until such certificates are surrendered as provided in this Section 2.08. Upon such surrender, there shall be paid (to the extent due and not yet paid), without interest, to the Person in whose name the certificates representing the Parent Shares into which such Shares were converted are registered, (i) any dividends and other distributions in respect of Parent Shares that are payable on a date subsequent to, and the record date for which occurs after, the Effective Time and (ii) any dividends (including any Contingent Dividend, as defined in Section 5.14 hereof) or other distributions in respect of Shares that are payable on a date subsequent to, and the record date for which occurs on or before, the Effective Time.

  Section 2.09 Adjustments. Except as specifically contemplated by this Agreement, if prior to the Effective Time, Parent shall subdivide, split up, reclassify or combine the Parent Shares or declare a dividend, or make a distribution, on the Parent Shares in any security convertible into Parent Shares, appropriate adjustment or adjustments, if any, will be made to the Exchange Ratio, the Average Closing Price Caps and the Termination Prices (as defined in Section 7.05 hereof). If at the Effective Time, the Company shall have outstanding or subject to option more Shares than are contemplated to be outstanding or subject to option as set forth in the representations and warranties in Section 3.03, then, at Parent's election and notwithstanding other provisions hereof, and without limiting any of its other rights hereunder, the Exchange Ratio shall be adjusted downward to a ratio that would result in an aggregate Amalgamation Consideration equal to the aggregate Amalgamation Consideration that would have resulted if such representation and warranty had been strictly complied with at the Effective Time.

  Section 2.10 Fractional Shares. No certificates or scrip representing fractional Parent Shares will be issued in the Amalgamation, but in lieu thereof each holder of Shares otherwise entitled to a fractional Parent Share will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.10, a cash payment in lieu of such fractional Parent Share representing the value of such fraction, which for this purpose shall be calculated by multiplying such fraction by the Average Closing Price (as defined in Section 2.07(a)). As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Shares in lieu of any fractional Parent Share, the Exchange Agent shall promptly pay without interest to all holders of Shares entitled thereto all such amounts.

  Section 2.11 Voting. In determining shareholders of Parent entitled to notice of and to vote at meetings of shareholders of Parent, former shareholders of record of the Company shall not be deemed shareholders of record until such holders have delivered their certificates representing Shares to the Exchange Agent pursuant to Section 2.08(a), or otherwise pursuant to Section 2.08(e).

  Section 2.12 No Further Rights. At and after the Effective Time, each holder of a certificate or certificates that represented issued and outstanding Shares immediately prior to the Effective Time shall cease to have any rights as a shareholder of the Company, except for the right to receive the Amalgamation Consideration upon surrender of its certificate or certificates.

                                 ARTICLE THREE

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company hereby represents and warrants to Parent and Acquisition that:

  Section 3.01 Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Company (i) is qualified, licensed or domesticated as a foreign corporation in all jurisdictions where such qualification, license or domestication is required to own and operate its properties and conduct its business in the manner and at the places presently conducted; (ii) holds all franchises, grants, licenses, certificates, permits, consents and orders, all of which are valid and in full force and effect, from all applicable Bermuda and foreign regulatory authorities necessary to own and operate its properties and to conduct its business in the manner and at the places presently conducted; and (iii) has full power and authority (corporate and other) to own, lease and operate its respective properties and assets and to carry on its business as presently conducted and as proposed to be conducted, except where the failure to be so qualified, licensed or domesticated, or to hold such franchises, grants, licenses, certificates, permits, consents and orders or to have such power and authority would not reasonably be expected to have a Material Adverse Effect on the Company. The Company is not required to be authorized, qualified, licensed or domesticated as a foreign corporation under any United States federal, state or local law. The Company has furnished to Parent and Acquisition complete and correct copies of its memorandum of association and bye-laws as in effect on the date hereof. Such memorandum of association and bye-laws are in full force and effect and no other organizational documents are applicable to or binding upon the Company. The Company has no Subsidiaries.

  Section 3.02 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the due approval by its shareholders of the provisions of this Agreement which are the terms and means of effecting the Amalgamation as required by the bye-laws of the Company, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company (including without limitation the approval of this Agreement and the transactions contemplated hereby by the necessary vote of all members of its Board of Directors, which approval includes a resolution recommending that this Agreement and the transactions contemplated hereby be approved by the shareholders of the Company), subject only to the approval of the provisions of this Agreement which are the terms and means of effecting the Amalgamation by the affirmative vote of shareholders holding and/or Persons representing not less than sixty percent (60%) of the issued and outstanding Shares. No other corporate proceedings on the part of the Company are necessary for the execution, delivery and performance of this Agreement by the Company and, subject to the approval by its shareholders of the provisions of this Agreement which are the terms and means of effecting the Amalgamation as provided by the bye-laws of the Company and the filing of the application for registration of the Amalgamation pursuant to Section 2.02 of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and (assuming the due authorization, execution and delivery hereof by Parent and Acquisition) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject with respect to enforceability to the effect of bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, or similar laws now or hereafter affecting the enforcement of creditors' rights generally and to the availability of equitable remedies.

  Section 3.03 Capital Structure.

    (a) As of the date hereof, the authorized share capital of the Company consists of $100,000,000 divided into 10,000,000 Shares of par value $10.00 each. As of November 30, 1995, 5,237,160 Shares were issued and outstanding. Section 3.03(a) of the Disclosure Letter sets forth each plan, arrangement or agreement pursuant to which options or stock appreciation rights with respect to Shares may be granted or under which such options or stock appreciation rights have been granted and are outstanding and in the aggregate by plan, arrangement or agreement the number of options and stock appreciation rights outstanding, their grant price, the date such options or rights were granted and the number of Shares reserved for issuance pursuant to the plan, arrangement or agreement, together with the name of each holder of an option or stock appreciation right outstanding under any such plan, arrangement or agreement (such options and rights being herein collectively referred to as the "Company Options"), a description of the exercise or purchase prices, vesting schedules, expiration dates, and numbers of Shares subject to each such Company Option, together with a listing of all Company Options which by their terms shall vest at the Effective Time as a result of the Amalgamation. Except as set forth in
  Section 3.03(a) of the Disclosure Letter, (i) no Shares have been issued since November 30, 1995, except for subsequent issuances, if any, pursuant to stock option agreements or other Employee Benefit Plans existing on the date hereof, and (ii) the Company has not issued or granted any option, warrant, convertible security or other right or agreement which affords any Person the right to purchase or otherwise acquire any Shares or any other security of the Company. Except as set forth in this Agreement or Section 3.03(a) of the Disclosure Letter, the Company is not subject to any obligation (contingent or otherwise) to purchase or otherwise acquire or retire any of its securities.

    (b) Except as described in Section 3.03(b) of the Disclosure Letter, no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which shareholders may vote ("Voting Debt") of the Company are issued or outstanding. All of the issued and outstanding securities of the Company have been duly authorized and validly issued, are fully paid and non-assessable, and were issued in compliance with all applicable Bermuda, United States federal, state and other foreign laws regulating the offer, sale or issuance of such securities (assuming compliance with all such laws by the Persons to whom such securities were issued or sold and by any transferee of such Persons).

    (c) Except as described in Sections 3.03(a), (b) or (c) of the Disclosure Letter, there are no options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt of the Company or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth in this Agreement, at the Effective Time, there will be no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any capital stock of the Company.

    (d) Except as described in Section 3.03(d) of the Disclosure Letter or as specifically described in this Agreement, since November 30, 1995, the Company has not (i) made or agreed to make any stock split or stock dividend, or issued or permitted to be issued any shares of capital stock, or securities exercisable for or convertible into shares of capital stock, of the Company other than pursuant to and as required by the terms of any Company Option; (ii) repurchased, redeemed or otherwise acquired any shares of capital stock of the Company; or (iii) declared, set aside, made or paid to the shareholders of the Company dividends or other distributions on the outstanding shares of capital stock of the Company.

  Section 3.04 Financial Statements.

    (a) The Company has delivered to Parent and Acquisition copies of its audited annual financial statements as of November 30, 1995, 1994, and 1993 (the "Financial Statements"), consisting of balance sheets as of such dates and the related statements of income, cash flows and shareholders' equity for the periods then ended, copies of which are included in Section 3.04(a) of the Disclosure Letter.

    (b) Except as set forth in Section 3.04(b) of the Disclosure Letter, the Financial Statements were prepared in accordance with GAAP applied on a consistent basis and present fairly the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods then ended.

    (c) Except as set forth in Section 3.04(c) of the Disclosure Letter, or in the Company's balance sheet dated as of November 30, 1995 (the "Latest Balance Sheet"), the Company has no liabilities, debts, claims or obligations of any nature on the date of this Agreement, whether accrued, absolute, direct or indirect, contingent or otherwise, whether due or to become due, that would be required to be included on a balance sheet prepared in accordance with GAAP and there is no existing condition or set of circumstances which would reasonably be expected to result in such a liability (for purposes of this Section, "Liabilities") except (i) Liabilities incurred in the ordinary and usual course of business and consistent with past practice since the date of the Latest Balance Sheet,
  (ii) Liabilities incurred in connection with or as a result of the transactions contemplated by this Agreement, and (iii) Liabilities that would not reasonably be expected to have a Material Adverse Effect on the Company.

  Section 3.05 Absence of Certain Changes. Except as set forth in Section 3.05 of the Disclosure Letter, since the date of the Latest Balance Sheet, (i) none of the actions, events or circumstances listed in Section 5.01 has been taken or occurred or exists; (ii) there has been no event or circumstance that would reasonably be expected to result in a Material Adverse Effect on the Company; and (iii) there has been no breach or default or event that with notice or lapse of time or both would result in a breach or default under any material contract of the Company, except as would not reasonably be expected to have a Material Adverse Effect on the Company.

  Section 3.06 Certain Fees. No finder, broker, agent, financial advisor or other intermediary other than Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") has acted on behalf of the Company in connection with this Agreement or the transactions contemplated hereby, or is entitled to any payment in connection herewith or therewith. The Company has provided to Parent copies of the Company's engagement letter with Merrill Lynch in connection with this Agreement and the transactions contemplated hereby.

  Section 3.07 No Defaults. The Company is not in default or violation (and no event has occurred which with notice or lapse of time or both would constitute a default or violation) of its memorandum of association or bye-laws or other governing document, or any material agreement, mortgage, indenture, debenture, trust, lease, license, or other instrument or obligation to or by which it or any of its properties is subject or bound (for purposes of this Section, the "Instruments"), except for such defaults or violations as would not reasonably be expected to have a Material Adverse Effect on the Company either individually or in the aggregate. The Company has no knowledge of any default or breach (or event or circumstance that with notice or lapse of time or both would constitute a breach or default) by other parties to any Instrument, which default or breach would reasonably be expected to have a Material Adverse Effect on the Company. The execution, delivery and performance of this Agreement and the taking of any other action contemplated by this Agreement, will not (i) result in any violation of or be in conflict with or constitute a breach or default (with or without notice or lapse of time or both) under (a) the memorandum of association or bye-laws of the Company or (b) any of the other Instruments, breach of or default under which would reasonably be expected to have a Material Adverse Effect on the Company, (ii) result in or constitute an event entitling any party to an Instrument to effect an acceleration of the maturity of any material indebtedness of the Company or a material increase in the rate of interest presently in effect with respect to such indebtedness, or (iii) result in the creation of any Lien other than Permitted Liens upon any of the material properties or assets of the Company.

  Section 3.08 Governmental Consents. Except for the filing of the application to register the Amalgamation pursuant to the Companies Act and the consent of the Minister of Finance of Bermuda (the "Minister") to the Amalgamation, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority ("Consent") is required on the part of the Company in connection with the transactions contemplated by this Agreement, except those required under applicable Bermuda law in connection with the reduction of Net Assets of the Company as provided in Section 5.14 of this Agreement, those required by United States federal and state securities or "Blue Sky" laws, and where failure to obtain such Consent would not have a Material Adverse Effect on the Company.

  Section 3.09 Compliance with Applicable Law. The Company has and is in compliance with all licenses, permits, and other authorizations, domestic or foreign, necessary to conduct its respective business, except where failure to have or comply with such licenses, permits and authorizations would not reasonably be expected to have a Material Adverse Effect on the Company. The Company is not in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any judgment, decree, order, law, statute, rule or regulation of any Governmental Authority, except for such defaults or violations as would not reasonably be expected to have a Material Adverse Effect on the Company. Subject to obtaining the Consents referred to in Section 3.08, the execution, delivery, and performance of this Agreement and the taking of the other actions contemplated by this Agreement to be performed by the Company prior to the date or dates as of which the representations and warranties herein are made or deemed made, will not result in any default or violation of any judgment, decree, order, law, statute, rule or regulation of any Governmental Authority applicable to the Company, except for such defaults or violations as would not reasonably be expected to have a Material Adverse Effect on the Company either individually or in the aggregate.

  Section 3.10 Information Supplied. None of the written information supplied or to be supplied by the Company for inclusion in (i) the Registration Statement on Form S-4 (the "S-4") to be filed by Parent relating to the Parent Shares comprising the Amalgamation Consideration will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading, except in respect of any statements or omissions based on written information supplied by Parent for inclusion therein, as to which the Company makes no representation or warranty, and (ii) the letters to shareholders, notices of meetings, proxy statements and forms of proxies to be distributed to shareholders of the Company and Parent, respectively, in connection with the Amalgamation and the transactions contemplated thereby, except in respect of any statements or omissions based on written information supplied by Parent for inclusion therein, as to which the Company makes no representation or warranty, will, as of the date the Joint Proxy Statement (as defined below) is first mailed to such shareholders and on the date of the meetings of the Company's shareholders or Parent's shareholders, as the case may be, and the date of any adjournment thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The documents referred to in (ii) above are herein referred to as the "Joint Proxy Statement." All documents that the Company is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of any applicable law. Without limiting any of the representations and warranties contained in this Agreement, no representation or warranty to Parent and Acquisition by the Company in this Agreement, as of the date hereof, contains any untrue statement of material fact, or omits a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements are or will be made, not misleading.

  Section 3.11 Material Contracts. Except as set forth in Section 3.11 of the Disclosure Letter, the Company is not, nor has it received any written or oral notice or has any knowledge that any other party is, in default in any respect under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which the Company or the assets, business or operations thereof may be bound or affected or under which it or its respective assets, business or operations receives benefits, except for those defaults which have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and there has not occurred any event that with the lapse of time or the giving of notice would constitute such a default.

  Section 3.12 Taxes.

    (a) The Company does not have, nor has it had, any income which is, or has been, subject to the United States federal income tax as income which is effectively connected with the conduct of a trade or business within the United States, within the meaning of Section 882(a)(1) of the Code. The Company has filed or caused to be filed with the appropriate Bermuda, United States federal, state, local, foreign and other Governmental Authorities, all Tax returns, information returns and reports required to be filed on or prior to the date hereof which, if not filed, would have a Material Adverse Effect on the Company, and has paid in full or made adequate provision (in accordance with GAAP) for the payment of all Taxes (including taxes withheld from employees' salaries and other withholding taxes and obligations) shown to be due on such Tax returns. All material written assessments of Taxes due and payable by or on behalf of the Company have either been paid or provided for (in accordance with GAAP) or are being contested in good faith by appropriate proceedings.

    (b) There are no material Tax claims pending against the Company and the Company does not know of any threatened claim for Tax deficiencies or any basis for such claims, no material issues have been raised in any examination by any taxing authority with respect to the Company which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined, and there are not now in force any waivers or agreements by the Company for the extension of time for the assessment of any material Tax, nor has any such waiver or agreement been requested by any taxing authority. The Company does not have any liability for any material Bermuda, United States federal, state, local, foreign or other Taxes of any corporation or entity other than the Company.

    (c) Disclosed in Section 3.12(c) of the Disclosure Letter is, with respect to the year ended November 30, 1995 and for the period commencing December 1, 1995 and ending on the date of the Disclosure Letter, (i) each reinsurance transaction by the Company directly with shareholders of the Company and (ii) to the actual knowledge of either co-chairman of the Company, each reinsurance transaction by the Company directly or indirectly with Persons related to shareholders of the Company and not disclosed in clause (i) above, which would cause the Company to have any "related person insurance income," within the meaning of Section 953(c)(2) of the Code.

    (d) The Company did not have for the year ended November 30, 1995, and does not expect to have for the period ending at the Effective Time (treating such period as if it were a taxable year) "related person insurance income" within the meaning of Section 953(c)(2) of the Code in excess of the exceptions provided in Sections 953(c)(3)(A) and (B) of the Code.

  Section 3.13 Litigation. Except as set forth in Section 3.13 of the Disclosure Letter, there are no actions, suits, claims, proceedings or investigations (or, to the knowledge of the Company, any basis for any Person to assert any claim reasonably likely to result in liability or any other adverse determination) pending against, or to the knowledge of the Company, threatened against or affecting, the Company or any of its properties before any Governmental Authority or otherwise which (i) individually or in the aggregate would be expected to have a Material Adverse Effect on the Company;
(ii) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby; or (iii) alleges criminal action or inaction. As of the date hereof, neither the Company nor any of its respective properties is subject to any order, writ, judgment, injunction, decree, determination or award having, or which would reasonably be expected to have, a Material Adverse Effect on the Company or which would prevent or delay the consummation of the transactions contemplated hereby. Except as set forth in
Section 3.13 of the Disclosure Letter, there are no pending or, to the knowledge of the Company, threatened claims for indemnification by the Company in favor of directors, officers, employees and agents of the Company.

  Section 3.14 Title to Properties; Leases. Except as set forth in Section 3.14(a) of the Disclosure Letter, the Company has good and marketable title to, and is the lawful owner of, or has the right to use pursuant to a license or otherwise, all of the tangible and intangible assets, properties and rights used in its businesses and all tangible and intangible assets, properties and rights reflected in the Latest Balance Sheet or acquired since the date of the Latest Balance Sheet, free and clear of all Liens other than Permitted Liens and material defects. The Company does not own any real property. Section 3.14(b) of the Disclosure Letter sets forth all material real property and personal property leases of the Company. All such leases are valid, binding and enforceable against the Company (and, to the best knowledge of the Company, each other party thereto) in accordance with their respective terms, and there does not exist, under any lease of real property or personal property, any material defect or any event which, with notice or lapse of time or both, would constitute a material default by the Company or, to the best knowledge of the Company, by any other party thereto.

  Section 3.15 Certain Agreements. Except as set forth in Section 3.15 of the Disclosure Letter or pursuant to the terms of this Agreement, the Company is not a party to or bound by any contract, agreement or arrangement which would cause the rights or obligations of any party thereto to change in the event of the Amalgamation, except for any such contract, agreement or arrangement which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

  Section 3.16 U.S. Assets. The Company does not hold assets located in the United States of America having an aggregate book value of $15 million or more, other than investment assets, voting securities and nonvoting securities of another Person. For the purpose of this representation, investment assets means cash, deposits in financial institutions, other money market instruments and instruments evidencing government obligations.

  Section 3.17 Employees. Section 3.17 of the Disclosure Letter lists all employment contracts and similar arrangements between the Company and its executive officers, and all plans and arrangements pursuant to which the Company is obligated to make any payment or confer any benefit upon any officer, director, employee or agent of the Company as a result of or in connection with any of the transactions contemplated by this Agreement or any transaction or transactions resulting in a change of control of the Company. Except as described in Section 3.17 of the Disclosure Letter, the Company is not aware that any officer, director, executive or key employee of the Company or any group of employees of the Company has any plans to terminate his, her or its employment with the Company (other than as previously described to Parent in writing). Except as described in Section
3.17 of the Disclosure Letter, (i) the Company has complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, and collective bargaining except where the failure so to comply would not reasonably be expected to have a Material Adverse Effect on the Company, (ii) no labor dispute with employees of the Company exists or, to the knowledge of the Company, is threatened, except as would not reasonably be expected to have a Material Adverse Effect on the Company, (iii) each Employee Benefit Plan conforms in all material respects to, and its administration is in conformity in all material respects with, all applicable laws, no material liability has been or is expected to be incurred by the Company with respect to any Employee Benefit Plan except regular periodic contributions to such plans and full payment has been made of all amounts that the Company is required to have paid as contributions to each Employee Benefit Plan, (iv) to the Company's knowledge, the current value of accrued benefits of each Employee Benefit Plan does not exceed the current value of such plan's assets, (v) the Company has provided Parent with a true and correct copy of each of the Employee Benefit Plans and all contracts relating thereto, or to the funding thereof, (vi) all Employee Benefit Plans intended to satisfy applicable tax qualification requirements, or other requirements necessary to secure favorable tax or other legal treatment comply in all material respects with such requirements, and (vii) adequate accruals for all obligations under the Employee Benefit Plans are reflected in the financial statements of the Company.

  Section 3.18 Intellectual Property. Except as set forth in Section 3.18 of the Disclosure Letter, the Company owns or possesses, or has all necessary rights and licenses in, all patents, patent rights, licenses, inventions (whether or not patentable or reduced to practice), copyrights (whether registered or unregistered), know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), registered and unregistered trademarks, service marks and trade names and other intellectual property rights (collectively, "Intellectual Property") necessary to conduct its business as conducted and proposed to be conducted except to the extent that the failure of the Company to own or have such rights and licenses in such Intellectual Property would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has not received any notice of, or is aware of any fact or circumstance that would give any Person a right to assert, infringement or misappropriation of, or conflict with, asserted rights of others or invalidity or unenforceability of any Intellectual Property owned by the Company with respect to any of the foregoing which, singly or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, the use of such Intellectual Property to conduct the business and operations of the Company as conducted or proposed to be conducted does not infringe on the rights of any Person in any case where such infringement would reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, no Person is challenging, infringing on or otherwise violating any right of the Company with respect to any Intellectual Property owned by and/or licensed to the Company. Except as set forth in Section 3.18 of the Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in a loss or limitation in the rights and licenses of the Company to use or enjoy the benefit of any Intellectual Property employed by the Company in connection with its business as conducted or proposed to be conducted where such loss or limitation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

  Section 3.19 Takeover Statutes. No "fair price", "moratorium", "control share acquisition" or other similar anti-takeover statute or regulation enacted under any Bermuda law applicable to the Company is applicable to the Amalgamation or the other transactions contemplated hereby. The Company has taken all steps necessary to irrevocably exempt the transactions contemplated by this Agreement from any applicable provisions of the Company's memorandum of association or bye-laws.

  Section 3.20 Opinion of Financial Advisor. The Company has received the opinion of Merrill Lynch, dated the date hereof, to the effect that, as of such date, the consideration to be received in the Amalgamation by the shareholders of the Company participating in the Amalgamation at the Effective Time is fair to such shareholders from a financial point of view, a copy of which opinion has been delivered to Parent.

  Section 3.21 Agreements with General Re. Except as set forth in Section 3.21 of the Disclosure Letter, the Company is not a party to or bound by any contract, agreement or arrangement with General Re or an affiliate thereof.

                                 ARTICLE FOUR

                       REPRESENTATIONS AND WARRANTIES OF
                            PARENT AND ACQUISITION

  Parent and Acquisition hereby represent and warrant to the Company that:

  Section 4.01 Corporate Organization. Each of Parent and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Neither Parent nor Acquisition is required to be authorized, qualified, licensed or domesticated as a foreign corporation under any United States federal, state or local corporate law. Parent has furnished to the Company complete and correct copies of its memorandum of association and articles of association and Acquisition's memorandum of association and bye-laws as in effect on the date hereof. Such documents are in full force and effect.

  Section 4.02 Authority. Each of Parent and Acquisition has all requisite corporate power and authority to enter into this Agreement and, subject to the due approval and adoption of this Agreement by its respective shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Acquisition, the performance by Parent and Acquisition of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Acquisition (including without limitation the approval of this Agreement and the transactions contemplated hereby by Parent, as sole shareholder of Acquisition, and by the necessary vote of all members of their respective Boards of Directors, which approval, in the case of Parent, includes a resolution recommending that this Agreement and the transactions contemplated hereby be approved by the shareholders of Parent), subject only to the adoption of this Agreement by the affirmative vote of Parent's shareholders as required by the NYSE. No other corporate proceedings on the part of Parent or Acquisition are necessary for the execution, delivery and performance of this Agreement by Parent and Acquisition and, subject to the approval and adoption of this Agreement by the shareholders as provided above and the filing of the application for registration of the Amalgamation pursuant to Section 2.02 of this Agreement, the performance by Parent and Acquisition of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Acquisition and (assuming the due authorization, execution and delivery hereof by the Company) constitutes a legal, valid and binding obligation of Parent and Acquisition, enforceable against Parent and Acquisition in accordance with its terms, subject with respect to enforceability to the effect of bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, or similar laws now or hereafter affecting the enforcement of creditors' rights generally and to the availability of equitable remedies.

  Section 4.03 No Prior Activities. Acquisition has not incurred, directly or indirectly, any liabilities or obligations, and has acquired no assets of any kind, except those incurred or acquired in connection with its incorporation or with the negotiation of this Agreement and the consummation of the transactions contemplated hereby. Acquisition has been formed solely to facilitate the transactions contemplated in this Agreement and has not engaged, directly or indirectly, in any business or activity of any type or kind, or entered into any agreement or arrangement with any Person or entity, or is subject to or bound by any obligation or undertaking, that is not contemplated by or in connection with this Agreement and the transactions contemplated hereby.

  Section 4.04 SEC Documents; Financial Statements.

    (a) Parent has delivered or made available to Company a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent with the SEC in respect of its fiscal years ending September 30, 1994 and 1995 under the Securities Act and the Exchange Act and will deliver to the Company promptly upon the filing thereof with the SEC all such reports, schedules, registration statements and proxy statements as may be filed after the date hereof and prior to the Effective Time (as such documents have since the time of their filing been amended, or may after their filing, if after the date hereof, be amended, the "Parent SEC Documents"), which are or will be all the documents that Parent was or will be required to file with the SEC. As of their respective dates, the Parent SEC Documents complied or will comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, not misleading.

    (b) As of their respective dates, the financial statements of Parent included or to be included in the Parent SEC Documents (the "Parent Financial Statements") complied or will comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, are or will be in accordance with the books and records of Parent and its Subsidiaries, which are or will be complete and accurate in all material respects and which have been or will have been maintained in accordance with good business practices, and present or will present fairly the consolidated financial position of Parent and its Subsidiaries and the consolidated results of operations, changes in stockholders' equity and cash flows of Parent and its Subsidiaries as of the dates and for the periods indicated, in accordance with GAAP applied on a consistent basis, subject in the case of interim financial statements to normal year-end adjustments and except for the absence of certain footnote information in the unaudited statements.

  Section 4.05 Liabilities. Except as disclosed in filings by Parent with the SEC (it being understood that any Liabilities will be deemed to have been disclosed therein if the facts or circumstances to which such Liabilities relate and the possibility that there may be Liabilities in connection therewith has been disclosed therein), Parent and its Subsidiaries have no liabilities, debts, claims or obligations of any nature on the date of this Agreement, whether accrued, absolute, direct or indirect, contingent or otherwise, whether due or to become due, whether or not of a kind required by GAAP to be set forth in a financial statement (for purposes of this Section, "Liabilities"), other than (i) Liabilities incurred since September 30, 1995 in the ordinary and usual course of business and consistent with past practice, (ii) Liabilities incurred in connection with or as a result of the transactions contemplated by this Agreement, (iii) Liabilities incurred in connection with or as a result of the acquisition of Methuen Group Limited, including obligations to provide funds with respect to underwriting of Methuen syndicates, and (iv) Liabilities that would not reasonably be expected to have a Material Adverse Effect on Parent.

  Section 4.06 Absence of Certain Changes. Except as set forth in or arising out of facts or circumstances disclosed in filings by Parent with the SEC, since September 30, 1995 there has been no event or circumstances that would reasonably be expected to have a Material Adverse Effect on Parent.

  Section 4.07 No Defaults. Neither Parent nor Acquisition is in default or violation (and no event has occurred which with notice or lapse of time or both would constitute a default or violation) of its memorandum of association or bye-laws or other governing document, or any material agreement, mortgage, indenture, debenture, trust, lease, license or other instrument or obligation to or by which it or any of its properties is subject or bound (for purposes of this Section, the "Instruments"), except for such defaults or violations as would not reasonably be expected to have a Material Adverse Effect on Parent either individually or in the aggregate. Neither Parent nor Acquisition have knowledge of any default or breach (or event or circumstance that with notice or lapse of time or both would constitute a breach or default) by other parties to any Instrument, which default or breach would reasonably be expected to have a Material Adverse Effect on Parent. The execution, delivery and performance of this Agreement and the taking of any other action contemplated by this Agreement, will not (i) result in any violation of or be in conflict with or constitute a breach or default (with or without notice or lapse of time or both) under (a) the memorandum of association or articles of association of Parent or the memorandum of association or bye-laws of Acquisition, (b) any of the other Instruments, breach of or default under which would reasonably be expected to have a Material Adverse Effect on Parent, (ii) result in or constitute an event entitling any party to an Instrument to effect an acceleration of the maturity of any material indebtedness of Parent or Acquisition or a material increase in the rate of interest presently in effect with respect to such indebtedness, or (iii) result in the creation of any Lien other than Permitted Liens upon any of the material properties or assets of Parent or Acquisition.

  Section 4.08 Governmental Consents. Except for the filing of the application to register the Amalgamation pursuant to the Companies Act and the consent of the Minister to the Amalgamation, no Consent is required on the part of Parent or Acquisition in connection with the transactions contemplated by this Agreement, except those Consents required by United States federal and state securities or "Blue Sky" laws and such Consents the failure to obtain which would not have a Material Adverse Effect on Parent.

  Section 4.09 Compliance with Applicable Law. Parent and Acquisition have and are in compliance with all licenses, permits, and other authorizations, domestic or foreign, necessary to conduct their respective businesses, except where failure to have or comply with such licenses, permits and authorizations would not reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent nor Acquisition is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any judgment, decree, order, law, statute, rule or regulation of any Governmental Authority, except for such defaults or violations as would not reasonably be expected to have a Material Adverse Effect on Parent. Subject to obtaining the Consents referred to in Section 4.08, the execution, delivery, and performance of this Agreement and the taking of the other actions contemplated by this Agreement to be performed by Parent and Acquisition prior to the date or dates as of which the representations and warranties herein are made or deemed made, will not result in any default or violation of any judgment, decree, order, law, statute, rule or regulation of any Governmental Authority, except for such defaults or violations as would not reasonably be expected to have a Material Adverse Effect on Parent either individually or in the aggregate.

  Section 4.10 Information Supplied. None of the written information supplied or to be supplied by either Parent or Acquisition for inclusion or incorporation by reference in the Joint Proxy Statement will, at the date of mailing to the Company's shareholders and Parent's shareholders and at the time of the respective shareholders' meetings held to approve this Agreement and the Amalgamation and the related transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except in respect of any statements or omissions based on written information supplied by the Company for inclusion therein, as to which Parent makes no representation or warranty. All documents that either Parent or Acquisition is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of any applicable law, including applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder. Without limiting any of the representations and warranties contained in this Agreement, no representation or warranty to the Company by either Parent or Acquisition as of the date hereof contains any untrue statement of material fact, or omits a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements are or will be made, not misleading.

  Section 4.11 Litigation. There are no actions, suits, claims, proceedings or investigations (or, to the knowledge of Parent, any basis for any Person to assert any claim reasonably likely to result in liability or any other adverse determination) pending against, or to the knowledge of Parent, threatened against or affecting, Parent or any of its properties or properties of its Affiliates before any Governmental Authority or otherwise which (i) are required to be described in any Parent SEC Documents and which are not so described; (ii) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby; or (iii) alleges criminal action or inaction. As of the date hereof, neither Parent or any of its Affiliates, nor any of their respective properties, are subject to any order, writ, judgment, injunction, decree, determination or award having, or which would reasonably be expected to have, a Material Adverse Effect on Parent or which would prevent or delay the consummation of the transactions contemplated hereby. There are no pending or, to the knowledge of Parent, threatened claims for indemnification in favor of directors, officers, employees or agents of Parent or any of its Affiliates.

  Section 4.12 Taxes. Neither Parent nor any of its Subsidiaries had for the year ended September 30, 1995, and neither Parent nor any of its Subsidiaries expects to have for the year ended September 30, 1996, "related person insurance income" within the meaning of Section 953(c)(2) of the Code, in excess of the exceptions provided in Sections 953(c)(3)(A) and (B) of the Code.

  Section 4.13 Certain Fees. No finder, broker, agent, financial advisor or other intermediary other than Donaldson, Lufkin & Jenrette Securities Corporation has acted on behalf of Parent or Acquisition in connection with this Agreement or the transactions contemplated hereby, or is entitled to any payment in connection herewith or therewith.

  Section 4.14 Opinion of Financial Advisor. Parent has received the opinion of Donaldson, Lufkin & Jenrette Securities Corporation, dated the date hereof, to the effect that, as of such date, the consideration to be paid by Parent in the Amalgamation is fair to Parent and its shareholders from a financial point of view. A copy of such opinion has been delivered to the Company.

                                 ARTICLE FIVE

                                   COVENANTS

  Section 5.01 Conduct of Business of the Company. Except as expressly contemplated by this Agreement or consented to in writing by Parent (in its sole discretion), or as limited by this Section 5.01, during the period from the date of this Agreement to the Effective Time, the Company will conduct its operations only in, and the Company shall not take any action except in, the ordinary and usual course of business and consistent with past practice, and the Company will use its best efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain advantageous relationships with customers, licensors, licensees, suppliers, contractors, distributors, business partners and others having business relationships with the Company. Without limiting the generality of the foregoing, prior to the Effective Time, the Company will not, without the prior written consent of Parent (such consent in Parent's sole discretion):

    (a) except as expressly contemplated by this Agreement, including Sections 3.03 and 5.14, split, combine or reclassify any shares of its capital stock, declare, pay or set aside for payment any dividend or other distribution payable in cash, stock, property or otherwise in respect of its capital stock, or directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock, or other securities, which purchase or redemption would otherwise result in an adjustment to the Amalgamation Consideration to be paid to the shareholders of the Company under Section 2.09 of this Agreement;

    (b) authorize for issuance, issue, sell, pledge, dispose of or encumber, deliver or agree or commit to issue, sell, pledge or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital stock of any class of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of any class of the Company, except as required by agreements as in effect as of the date hereof or as disclosed in Section 5.01(b) of the Disclosure Letter, or amend any of the terms of any such securities or agreements outstanding as of the date hereof;

    (c) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except in the ordinary course of business and in amounts not material to the Company, (iii) make any loans or advances to any Person other than loans or advances of out-of-pocket expenses incurred in connection with Company business, or make any capital contributions to, or investments in, any other Person, (iv) pledge or otherwise encumber shares of capital stock of the Company, or (v) mortgage or pledge any of its assets, tangible or intangible, or create any Lien thereupon other than Permitted Liens;

    (d) except as may be required by law or as contemplated by this Agreement, including Section 5.11, or as set forth in Section 5.01(d) of the Disclosure Letter, enter into, adopt, or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other Employee Benefit Plan; or enter into or amend any employment or severance agreement with, increase in any manner the salary, wages, bonus, commission, or other compensation or benefits of any director or officer of the Company; or increase in any manner the salary, wages, bonus, commission, or other compensation or benefits of any director, officer, employee or agent of the Company except for increases in the ordinary course of business and consistent with past practice; or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights or performance units);

    (e) acquire (by merger, amalgamation, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any material investment either by purchase of stock or securities, contributions to capital, property transfer, or acquisition (including by lease) of any material amount of properties or assets of any other individual or entity;

    (f) except as expressly required herein, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against on the Latest Balance Sheet or incurred in connection with the transactions contemplated by this Agreement or in the ordinary course of business and consistent with past practice;

    (g) amend the memorandum of association or bye-laws of the Company;

    (h) except as contemplated by this Agreement, adopt a plan of complete or partial liquidation or resolutions providing for the complete or partial liquidation, dissolution, amalgamation, consolidation, restructuring, recapitalization or other reorganization of the Company;

    (i) enter into any new lines of business (whether or not part of the insurance or reinsurance business)(except for the lines of business disclosed in Section 5.01(i) of the Disclosure Letter), change any policy forms, change the pricing formula for insurance policies, change its investment policies or guidelines or otherwise make material changes to the operation of its business, change its loss reserve methodology other than as expressly provided in this Agreement;

    (j) invest any investment securities of the Company in investments which are not rated in one of the four highest categories by a "nationally recognized statistical rating agency" as defined in the rules or regulations of the SEC (it being understood that the Company is entitled to hold the investments set forth in Section 5.01(j) of the Disclosure Letter);

    (k) sell (whether by amalgamation, consolidation or otherwise), lease, encumber, transfer or dispose of any assets (including without limitation, rights of renewal) outside the ordinary course of business consistent with past practices or any assets which are material to the Company, or enter into any material commitment or transaction outside the ordinary course of business consistent with past practices;

    (l) authorize or make or commit to make any capital expenditures, except for transactions in the ordinary course of business consistent with past practice (but in no event in excess of $150,000 in the aggregate) or pursuant to agreements or commitments entered into by the Company prior to the date hereof;

    (m) make any Tax elections or settle or compromise any material Bermuda, United States federal, state, local or other foreign income tax liability, or waive or extend the statute of limitations in respect of any such taxes;

    (n) pay or agree to pay in settlement or compromise of any suits or claims of liability against the Company, its directors, officers, employees or agents, more than an aggregate of $100,000 for all such suits and claims;

    (o) except as expressly contemplated by this Agreement or pursuant to agreements or commitments entered into by the Company prior to the date hereof and disclosed in Section 5.01(o) of the Disclosure Letter, take any action likely to materially decrease or diminish the assets or net worth of the Company;

    (p) except as may be required as a result of a change in law or in GAAP, change any of the accounting principles or practices used by it;

    (q) enter into any agreement providing the acceleration or payment or performance or other consequence as a result of a change in control of the Company; or

    (r) take any action or agree, in writing or otherwise, to take any of the foregoing actions or any action which would make any representation or warranty in Article THREE hereof materially untrue or incorrect.

  Section 5.02 Exclusivity. Neither the Company nor any of its directors, officers or employees shall, and the Company shall use its best efforts to ensure that none of its representatives shall, directly or indirectly, solicit, initiate or encourage any inquiries or proposals from or with any Person (other than Parent and Acquisition (or other Affiliates of Parent) or such Person's directors, officers, employees, representatives and agents) that constitute, or would lead to, a Third Party Acquisition. The Company will promptly advise Parent of (i) any request for non-public information from any Person expressing an interest in a Third Party Acquisition or (ii) a proposal in respect of a Third Party Acquisition received by the Company, including the identity of the Person requesting non-public information or making such a proposal (as the case may be); in the case of a proposal in respect of a Third Party Acquisition, the Company will furnish to Parent the terms and conditions of such proposal. The Company may provide non-public information to a Person only if (i) such Person has expressed a written interest in (which need not constitute a proposal for) a Third Party Acquisition, (ii) the Company reasonably believes such Person has the financial ability to consummate such a Third Party Acquisition, (iii) such Person executes a confidentiality letter no less favorable to the Company than the Confidentiality Letter, (iv) a committee of the Board of Directors of the Company determines in good faith that it is necessary, in order to comply with the Board's fiduciary duties under applicable law, to provide such requested information and (v) the Company provides notice to Parent of the identity of the Person to whom the non-public information is being given at or before the time such information is given and the Company delivers to Parent a copy of all such information concurrently with its delivery to the requesting party. If the Board of Directors of the Company determines in good faith following consultation with outside counsel (the advice of such counsel to be confirmed in writing to the Board of Directors of the Company, with a copy of such written confirmation to be delivered to Parent) that it is necessary, in order to comply with the Board's fiduciary duties under applicable law, to review a proposal in respect of a Third Party Acquisition, the Board of Directors of the Company may undertake such review and participate in negotiations respecting any such proposal. If the Board of Directors of the Company determines in good faith that any proposal relating to a Third Party Acquisition constitutes a Superior Proposal, the Board of Directors shall promptly give written notice, specifying the structure and material terms of such Superior Proposal (a "Notice of Superior Proposal"), to Parent. The Board of Directors of the Company may (subject to the following sentences of this subsection and compliance with Section 7.02), to the extent the Board of Directors of the Company determines in good faith following consultation with outside counsel (the advice of such counsel to be confirmed in writing to the Board of Directors of the Company, with a copy of such confirmation to be delivered to Parent) that it is necessary, in order to comply with its fiduciary duties under applicable law, approve or recommend any such Superior Proposal, approve or authorize the Company's entering into an agreement with respect to such Superior Proposal, approve the solicitation of additional takeover or other investment proposals or terminate this Agreement, in each case at any time after the fifth Business Day following delivery to Parent of the Notice of Superior Proposal. The Company may take any of the foregoing actions pursuant to the preceding sentence only if a proposal for a Third Party Acquisition that was a Superior Proposal at the time of delivery of a Notice of Superior Proposal continues to be a Superior Proposal in light of any improved transaction proposed by Parent prior to the expiration of the five Business Day period specified in the preceding sentence. For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal for a Third Party Acquisition that the Board of Directors of the Company determines in its good faith reasonable judgment (based on the advice of a financial advisor of recognized reputation in the U.S.) to be made by a Person with the financial ability to consummate such proposal and to provide greater aggregate value to the Company and/or the Company's shareholders than the transactions contemplated by this Agreement (or otherwise proposed by Parent as contemplated above).

  Section 5.03 Access to Information.

    (a) Between the date of this Agreement and the Effective Time, the Company will give Parent and its authorized representatives (including without limitation attorneys, auditors, financial advisors and actuaries) access during normal business hours to all personnel, offices and other facilities and to all books and records of the Company and will permit Parent and its authorized representatives to make such inspections as they may reasonably require and will cause its officers and employees to furnish Parent and its authorized representatives such financial and operating data and other information with respect to the business and properties of the Company as Parent and its authorized representatives may from time to time reasonably request. The representations and warranties of the Company contained herein or in any certificate or other documents delivered to Parent shall not be deemed waived or otherwise affected by any such investigation made by Parent or any of its representatives.

    (b) Between the date of this Agreement and the Effective Time, Parent will give the Company and its authorized representatives (including without limitation attorneys, auditors, financial advisors and actuaries) access during normal business hours to officers and employees of Parent and to such other information as may be reasonably necessary to allow the Company to confirm that no events or conditions have occurred since the date hereof and are continuing which could reasonably be expected to (i) cause the representations and warranties of Parent contained in Article FOUR hereof to be materially inaccurate as of the Closing or (ii) have a Material Adverse Effect on Parent. In addition, upon execution of a confidentiality letter from the Company acceptable to the Methuen Group Limited covering the matters described in this sentence, Parent will disclose to the Company and its authorized representatives (including, without limitation, attorneys, auditors, financial advisors and actuaries) all information and documentation reasonably requested by the Company or such authorized representatives pertaining to the acquisition of Methuen Group Limited, including obligations to provide funds with respect to the underwriting of Methuen syndicates.

    (c) Each Party hereto will hold and will instruct its representatives (and its Affiliates) to hold in strict confidence, unless compelled to disclose by judicial or administrative process, or, in the opinion of its respective counsel, by other requirements of law, all documents and information furnished to such party (or its representatives or Affiliates) in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) in the public domain through no fault of such party or (ii) later lawfully acquired by such party or its Affiliates from sources other than from any shareholder, officer, director, employee or representative of such party or its Affiliates who shall have been an officer, director, employee or representative of any other party hereto) and will not release or disclose such information to any other Person, except in connection with this Agreement to its attorneys, auditors, financial advisors, actuaries, other consultants and advisors, all of whom shall be required to maintain the confidentiality hereunder. If the transactions contemplated by this Agreement are not consummated, such confidence, unless compelled to be disclosed by judicial or administrative process, or, in the opinion of such party's counsel, by other requirements of law, shall be maintained except to the extent such information can be shown to have been (i) in the public domain through no fault of such party (or its Affiliates) or (ii) later lawfully acquired by such party (or its Affiliates) from other sources, other than from any shareholder, officer, director, employee or representative of such party or its Affiliates who shall have been an officer, director, employee or representative of any other party hereto, and, if requested by such other party, such party or its Affiliates will destroy or return to such other party all copies of written information furnished by any other party hereto to such party or its Affiliates, agents, representatives or advisors.

  Section 5.04 Best Efforts. Upon the terms and subject to the conditions hereof and subject to the fiduciary duties of the Company's directors, each of the parties hereto will use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement and shall use its best efforts to obtain all waivers, permits, consents and approvals and to effect all registrations, filings and notices with or to third parties or Governmental Authorities which are necessary or desirable in connection with the transactions contemplated by this Agreement. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers or directors of each of the parties hereto shall take such action.

  Section 5.05 S-4; Regulatory Matters. Parent and Company shall promptly prepare the Joint Proxy Statement, and Parent shall promptly prepare and file with the SEC, pursuant to Rule 14a-6(a) under the Exchange Act, the Joint Proxy Statement, in which the substance of the S-4 shall be included. Parent shall file the S-4 promptly after conclusion of the SEC's review of the Joint Proxy Statement. Each of Parent and Company shall provide reasonable opportunity for the other to review and comment upon the contents of the Joint Proxy Statement and the S-4 and shall not include therein or omit therefrom any information or supplement to which counsel to the other shall reasonably object or specifically request (as the case may be). After the date of the mailing of the Joint Proxy Statement, each of Parent and Company agrees promptly to notify the other of and to correct or supplement any information which either of them shall have furnished for inclusion in the Joint Proxy Statement that shall have become false or misleading in any material respect. Parent shall use reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities and "Blue Sky" laws in connection with the issuance of Parent Shares in the Amalgamation and upon the exercise of the Parent Options, and the Company shall furnish all information concerning the Company and the holders of Shares as may be reasonably requested in connection with any such action.

  Section 5.06 Public Announcements. Parent and the Company shall not issue any press release or otherwise make any public statements with respect to the Amalgamation or this Agreement without the approval of the other party as to the wording, timing and media for such press release or statement, except as may be required by law or any securities exchange, which shall be notified to the other party.

  Section 5.07 Supplemental Information. Prior to the Effective Time, each party will promptly disclose in writing to the other parties any matter hereafter arising which, if existing, occurring or known at the date of this Agreement would have been required to be disclosed to such other parties. Each party shall promptly advise the other party of such party's knowledge of any Material Adverse Effect. Except where prohibited by applicable statutes and regulations, each party shall promptly provide the other (or its counsel) with copies of all filings, material notices or material communications made by such party with any Governmental Authority (including the SEC or NYSE) in connection with this Agreement, or the transactions contemplated hereby. No information provided to a party pursuant to this Section 5.07 shall be deemed to cure any breach of any representation of or warranty made in this Agreement unless the party receiving such information specifically agrees thereto in writing.

  Section 5.08 Shareholders' Meetings. Each of Parent and the Company shall cause meetings of its respective shareholders to be duly called and will give notice of, convene and hold such meetings as soon as practicable for the purpose of approving this Agreement and all actions contemplated hereby. In connection with such meetings, each of Parent and the Company shall mail the Joint Proxy Statement to its respective shareholders. Subject to the provisions of Section 5.02, the respective Boards of Directors of each of Parent and the Company shall submit for approval and adoption by its respective shareholders the matters to be voted upon at such meetings, and shall include in the Joint Proxy Statement the recommendation of its respective Boards of Directors that the shareholders vote in favor of, in the case of the Company's shareholders, the approval of the provisions of this Agreement which are the terms and means of effecting the Amalgamation and, in the case of Parent's shareholders, approval and adoption of this Agreement and each such party shall use its best efforts to secure such approval and adoption. Parent shall approve, or shall cause the sole shareholder of Acquisition to approve, this Agreement and all actions contemplated hereby.

  Section 5.09 Waivers of Appraisal Rights; Lockup.

    (a) The Company will use its best efforts to obtain waivers of appraisal rights, in form and substance reasonably satisfactory to Parent, from the Company's shareholders in connection with the circulation of the Joint Proxy Statement. Subject to the provisions of Section 5.02, the Board of Directors of the Company shall recommend in the Joint Proxy Statement that shareholders execute and deliver such waivers. The Company shall use its best efforts to obtain signed waivers from all shareholders of the Company that have not executed and delivered such waivers; provided that, upon Parent's written request, the Company shall give Parent the opportunity to direct all negotiations and proceedings with respect to shareholders of the Company that have not executed and delivered such waivers.

    (b) The Company will use its best efforts to obtain consents, in form and substance reasonably satisfactory to Parent, from the Company's shareholders to the Lock-up (as defined below) in connection with the circulation of the Joint Proxy Statement. The shareholders of the Company may not, directly or indirectly sell, offer to sell, grant any option for the sale of, or otherwise dispose of, Parent Shares issued pursuant to
  Section 2.07(a) of this Agreement or any security convertible or exchangeable into or exercisable for such Parent Shares (the "Lock-up") as follows (i) ten percent (10%) of the Parent Shares to be received by each shareholder of the Company will not be subject to the Lock-up; (ii) fifteen percent (15%) of the Parent Shares to be received by each shareholder of the Company will be subject to the Lock-up for 90 days following the Effective Time; (iii) twenty-five (25%) of the Parent Shares to be received by each shareholder of the Company will be subject to the Lock-up for 150 days following the Effective Time; (iv) twenty-five percent (25%) of the Parent Shares to be received by each shareholder of the Company will be subject to the Lock-up for 210 days following the Effective Time; and (v) the balance of the Parent Shares to be received by each shareholder of the Company will be subject to the Lock-up for 270 days following the Effective Time. Subject to the provisions of Section 5.02, the Board of Directors of the Company shall recommend in the Joint Proxy Statement that shareholders consent to the Lock-up. The Company shall use its reasonable best efforts to obtain such consent; provided, however, that, notwithstanding the failure of any shareholder of the Company to consent to the Lock-up, Parent, pursuant to Article 7(a) of its articles of association, may decline to transfer any Parent Shares issued pursuant to Section 2.07(a) of this Agreement which are subject to the Lock-up described in this Section
  5.09. All Parent Shares shall be endorsed with a restrictive legend which shall read substantially as follows: "THE TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS PURSUANT TO THE TERMS OF AN AGREEMENT AND PLAN OF AMALGAMATION AND, PURSUANT TO SUCH AGREEMENT, MAY NOT BE TRANSFERRED WITHOUT THE PRIOR WRITTEN CONSENT OF ACE
  LIMITED UNTIL                  . PURSUANT TO ARTICLE 7(a) OF ACE LIMITED'S
  ARTICLES OF ASSOCIATION, ACE LIMITED HAS THE RIGHT TO DECLINE TO TRANSFER ANY SHARES REPRESENTED BY THIS CERTIFICATE TRANSFERRED IN VIOLATION OF THE AGREEMENT AND PLAN OF AMALGAMATION."

  Section 5.10 Closing Date Balance Sheet Audit. The Company shall engage Price Waterhouse to audit, for the purpose of expressing thereon an unqualified opinion, the Company's balance sheet as of the Closing Date with the assistance and cooperation of Coopers & Lybrand LLP (the "Closing Date Balance Sheet").

  Section 5.11 Company Options.

    (a) At the Effective Time, each outstanding Company Option identified on Exhibit C hereto (the "Roll-Over Options") shall be replaced by an option (a "Parent Option") to acquire Parent Shares under Parent's existing 1995 Long-Term Incentive Plan or a new stock option plan to be established by Parent for such purposes before the Closing Date (except that the Roll-Over Options held by Donald Kramer shall be replaced by Parent Options to acquire Parent Shares under Parent's existing 1995 Long-Term Incentive
  Plan), all as provided in Section 5.11(b).

    (b) The cancellation of the Roll-Over Options and replacement with Parent Options shall comply in all respects with, and shall be performed in accordance with, the methodology prescribed by the provisions of Section 424(a) of the Code and the regulations thereunder, and each Parent Option shall provide the option holder with vesting and termination rights that are no less favorable to him than were provided under the Roll-Over Option for which it was replaced as of the Effective Time. The parties contemplate that, consistent with the methodology prescribed by Section 424(a) of the Code and the applicable regulations thereunder (i) the number of Parent Shares subject to such Parent Option will be determined by applying the Exchange Ratio to the number of Shares subject to the Roll-Over Options, and (ii) the exercise price under such Parent Option will be determined by dividing the exercise price per share under the Roll-Over Option in effect immediately prior to the Effective Time of the Merger by the Exchange Ratio, and rounding the exercise price thus determined to the nearest whole cent (a half-cent shall be rounded to the next higher whole cent).

    (c) As promptly as practicable after the Effective Time, Parent shall issue to each holder of an outstanding Company Option a document evidencing the foregoing cancellation and the issuance by Parent of a Parent Option having the terms provided for in Section 5.11(b), and effective as of the Effective Time.

    (d) If the Parent Options issued pursuant to Section 5.11(a) above are not already covered by an effective registration statement, Parent will file a registration statement as promptly as practicable after the Effective Time, which registration statement will cover the Parent Shares issuable upon exercise of the Parent Options granted in substitution of the Roll-Over Options, and Parent will use its reasonable best efforts to cause such registration statement to become effective under the Securities Act and to maintain such registration statement in effect until the exercise or termination of all such Parent Options.

  Section 5.12 Certain Change in Control Matters.

    (a) From and after the date hereof, except as generally or specifically designated in writing by Parent or as contemplated by this Agreement, the Company shall take all action necessary, to the extent permitted under any Employee Benefit Plan or employment agreement so that the execution and delivery of this Agreement and the consummation of the transactions contemplated thereby will not (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any employees under any Employee Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Employee Benefit Plan or otherwise, or (iii) result in any acceleration of the time of payment or vesting of any such benefits; provided that to the extent the Company has entered into agreements with respect to stock option awards or stock appreciation rights which provide for acceleration of vesting upon a change in control, such agreements may remain in effect notwithstanding this section of the Agreement.

    (b) The Company shall use all best efforts to exempt the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable takeover or change of control law, and otherwise act to eliminate or minimize the effects of any applicable takeover or change of control law.

    (c) The Company will not revoke, or attempt to revoke, the approvals, exemptions, and agreements described in Section 3.19.

  Section 5.13 Affiliates. At least forty days prior to the Closing Date, the Company shall deliver to Parent a letter identifying all Persons who are, at the time this Agreement is submitted for approval of and adoption by the shareholders of the Company, "Affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each Person named in the letter delivered by it to deliver to Parent prior to the Closing Date a written "Affiliate" agreement, in customary form, providing that such Person (i) shall dispose of the Parent Shares to be received by such Person in the Amalgamation only in accordance with applicable law, and (ii) shall make such representations and enter into such agreements as Parent may reasonably require.

  Section 5.14 Net Assets. Notwithstanding anything to the contrary in this Agreement, the Company and its directors shall take (or shall have taken), prior to the Effective Time, all necessary action to:

    (i) repurchase or otherwise acquire or cancel Shares and options to acquire Shares of the Persons set forth in Section 5.14 of the Disclosure Letter, which schedule shall set forth the number of Shares and/or options to acquire Shares held by each such Person to be repurchased or otherwise acquired or cancelled as provided in this Section 5.14, provided, that, the repurchase, acquisition or cancellation of Shares or Company Options by the Company shall not obligate or commit Tempest Re or any of its Affiliates in any way other than as set forth in Section 5.14 of the Disclosure Letter;

    (ii) declare a dividend or otherwise distribute to its shareholders an amount reasonably estimated to reduce the Net Assets of the Company, measured immediately prior to the Effective Time and taking into account the transactions contemplated pursuant to (i) above, to $500 million; and

    (iii) declare a dividend (a "Contingent Dividend") in an amount equal to such portion of the Net Assets of the Company, measured immediately prior to the Effective Time, as exceeds $500 million (such Contingent Dividend shall be paid to shareholders of record of the Company as of the Effective Time and shall be held and distributed by Parent to such shareholders, without interest, pursuant to Section 2.08(f) hereof);

  provided, that, the repurchase, acquisition or cancellation of Shares or Company Options by the Company and the declaration or distribution of dividends or the Contingent Dividend shall not obligate or commit Tempest Re or any of its Affiliates (except for the payment of dividends or distributions referred to in clause (ii) or (iii) above) in any way whatsoever.

  Section 5.15 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the Parent Shares to be issued in the Amalgamation and the Parent Shares to be reserved for issuance upon exercise of Company Options to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

  Section 5.16 Trading of Parent Shares. Prior to the Effective Time and subject to the provisions of Section 5.02, neither the Company nor any of its directors, officers, employees or Affiliates shall, directly or indirectly, purchase, otherwise acquire, sell, or otherwise dispose of any shares of Parent's capital stock or any other security convertible or exchangeable into or exercisable for capital stock of Parent or take any other action, except as expressly set forth in this Agreement, which could reasonably be expected to have any influence on the price of Parent Shares. The Company shall promptly notify Parent of, to the extent that the Company has actual knowledge thereof, any action on the part of any third party to influence the price of Parent Shares or the intention of any third party to influence the price of Parent Shares.

  Section 5.17 Certain Employee Arrangements. The Company will use its reasonable best efforts to assist Parent in entering into employment arrangements (i), mutually acceptable to the parties thereto, pursuant to which Donald Kramer will serve as (x) chairman and chief executive officer of Tempest Re on terms and conditions substantially similar to the terms and conditions (including compensation and benefits) currently applicable to his employment with the Company and (y) vice-chairman of Parent, and (ii) satisfactory to Parent, with such employees of the Company and General Re Underwriting Services Limited ("GRUS") as Parent shall determine in its sole discretion.

  Section 5.18 Post-Closing Matters.

    (a) Following the Effective Time, and prior to the end of Tempest Re's taxable year for United States federal income tax purposes that includes the Effective Time, Parent shall (subject to the receipt of any applicable governmental approvals or consents, which Parent shall use its best efforts to obtain and shall cause Tempest Re to use its best efforts to obtain,) cause Tempest Re to make distributions to Parent that, in the aggregate, shall cause Tempest Re's current and accumulated earnings and profits as of the end of such taxable year to be not greater than zero, as computed for United States federal income tax purposes, but without any reduction as a result of distributions or other payments made pursuant to Section 5.14(i) hereof. Such distributions shall be paid by either the actual transfer of funds from Tempest Re bank account to a Parent bank account or by transfer of record and beneficial ownership of marketable securities with a readily ascertainable fair market value from Tempest Re to Parent. Neither Parent nor any of its subsidiaries shall make any capital contributions to Tempest Re for a period of at least 30 days preceding and 30 days following the payment of any such distributions by Tempest Re to Parent, and, for a period of twelve months following the Effective Time, neither Parent nor any of its subsidiaries shall make any capital contribution of cash or cash equivalents to Tempest Re. The determination of the amount of the distributions required to be paid pursuant to this Section 5.18(a) shall be made by Parent and Tempest Re in good faith and on the same basis used in preparing the statements, forms, reports and other information required pursuant to Section 5.18(c) below. Neither Parent nor any Parent Subsidiary shall have any liability for the determination of the amount of the distributions required to be paid pursuant to this Section 5.18(a) absent wilful misconduct on Parent's part or on the part of a Parent Subsidiary.

    (b) Prior to January 31, 1997, Parent shall cause Tempest Re to prepare, and provide to each Person (including General Reinsurance Corporation ("General Re") that was a holder of Shares prior to the Effective Time (each a "Former Holder"), (i) a statement providing the information regarding Tempest Re required under United States Treasury Regulation 1.1248-7 or any successor thereto or official interpretation thereof, (ii) a Form 5471, for any Former Holder that would be required to file such Form with its United States income tax return, and (iii) such other United States income tax forms or reports relating to Tempest Re or the transactions contemplated under this Agreement as Tempest Re is required by law to provide to any Former Holder; provided, however, that neither Parent nor Acquisition shall be liable for any loss, liability, claim, damage or expense relating to the information provided to holder of Shares to the extent arising out of any untrue statement or omission made in reliance upon and in conformity with information furnished to Parent or Acquisition by Tempest Re for purposes of (i), (ii) and (iii) above. Thereafter, Parent shall cause Tempest Re to prepare and retain records satisfying the requirements of Treas. Reg. (S) 1.1248-7(d)(1)(i) and to provide, at any Former Holder's request, such other information as may be reasonably requested by such Former Holder in connection with the preparation of its United States income tax returns or any inquiry, review or audit by the United States Internal Revenue Service or other taxing authority or such Former Holder's tax returns, including without limitation information relating to such Former Holder's portion of earnings and profits of the Company.

    (c) Parent and its Affiliates shall (and, following the Effective Time, Parent shall cause Tempest Re to) take no action with respect to the capital stock, assets or liabilities of Tempest Re, including without limitation the filing of tax returns or reports, that would be inconsistent with the qualification of the Amalgamation as a "reorganization" within the meaning of Section 368(a)(1)(B) of the Code; provided, however, that Parent and its Affiliates may file with the appropriate Governmental Authorities and execute all documents necessary to consummate the Amalgamation and other transactions contemplated by this Agreement.

  Section 5.19 Indemnification.

    (a) From and after the Effective Time, Parent shall indemnify, defend and hold harmless the officers, directors (including any directors resigning after the date hereof) and employees of the Company (the "Indemnified Parties") against all losses, expenses, claims, damages and liabilities arising out of the transactions contemplated by this Agreement to the fullest extent permitted or required under applicable law (including, without limitation, reasonable attorneys' fees). Parent agrees that all rights to indemnification existing in favor of the directors, officers and employees, of the Company as provided in the Company's memorandum of association and bye-laws, and all rights to indemnification existing pursuant to indemnification agreements entered into by the Company (including an indemnification agreement between the Company and General Re pursuant to which the Company has agreed to indemnify, defend and hold harmless General Re and its affiliates, including the General Re designated directors of the Company, for liability, other than for liability arising from the gross negligence of General Re and its affiliates, arising from certain aspects of the Amalgamation), as in effect as of the date hereof, with respect to matters occurring through the Effective Time, shall survive the Amalgamation and shall continue in full force and effect for a period of not less than six years from the Effective Time, and Parent shall guaranty the obligations of the Company in respect thereof.

    (b) Parent will cause to be maintained for a period of not less than four years from the Effective Time the New Hampshire Insurance Company Directors & Officers Liability Insurance Policy (policy no. 1700423) (the "D&O Insurance"). If the existing D&O Insurance expires, is terminated or cancelled during such four-year period, Parent will cause to be obtained, to the extent commercially available, replacement D&O Insurance on terms and conditions no less advantageous to the Indemnified Parties than the existing D&O Insurance. Notwithstanding the foregoing, in satisfying its obligation under this Section 5.19(b), Parent shall not be obligated to pay premiums in excess of 110% of the premium paid or to be paid by the Company in the fiscal year ended November 30, 1995, which amounts have been disclosed to Parent, but provided further that Parent shall nevertheless be obligated to provide such coverage as may be obtained for 110% of the premium to be paid by the Company for such insurance in the fiscal year ended November 30, 1995.

    (c) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated by this Agreement is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and use their respective best reasonable efforts to vigorously defend against them and respond thereto.

                                  ARTICLE SIX

                        CONDITIONS TO THE AMALGAMATION

  Section 6.01 Conditions to Each Party's Obligation to Effect the Amalgamation. The respective obligations of each party to this Agreement to consummate the Amalgamation shall be subject to the following conditions:

    (a) This Agreement, the Amalgamation and the other transactions contemplated hereby shall have been approved and adopted by the affirmative vote or consent of (i) the Company's directors and shareholders as required by the Companies Act and the Company's bye-laws, (ii) Parent's directors and shareholders as required by the NYSE or Parent's articles of association and (iii) Acquisition's directors and sole shareholder as required by the Companies Act and Acquisition's bye-laws.

    (b) The Amalgamation shall have been approved by the Minister.

    (c) No order, statute, rule, regulation, executive order, stay, decree, judgment, injunction or regulatory action shall have been enacted, entered, issued, promulgated, threatened or enforced by any Governmental Authority, and no litigation shall have been initiated by any Person, which has resulted in a prohibition against the consummation of the Amalgamation.

    (d) The S-4 shall have been declared effective by the SEC and shall not be subject to a stop order or threatened stop order. Parent and Acquisition shall have received all other authorizations necessary to consummate the transactions contemplated hereby.

    (e) The Parent Shares which shall be issued to holders of Shares upon consummation of the Amalgamation and the Parent Shares to be reserved for issuance upon exercise of the Parent Options shall have been authorized for trading on the NYSE, subject to official notice of issuance.

    (f) The Securityholder's Agreement dated as of September 15, 1993 among the Company and each of the Company's shareholders shall have been amended to provide for its termination as of the Effective Time.

  Section 6.02 Additional Conditions to the Company's Obligation to Effect the Amalgamation. The obligation of the Company to consummate the Amalgamation shall be further subject to the following conditions unless waived in accordance with Section 8.03:

    (a) Each of Parent and Acquisition shall have performed in all material respects each obligation and covenant to be performed by it on or prior to the Effective Time.

    (b) The representations and warranties of Parent and Acquisition contained in this Agreement that are qualified as to materiality shall be true and correct and the representations and warranties of Parent and Acquisition contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made as of and on the Closing Date, except as otherwise contemplated by this Agreement.

    (c) The unaudited financial statements of Parent as of, and for the three month period ended, December 31, 1995 and the unaudited financial statements of Parent as of, and for the latest quarterly period ended prior to the Closing for which unaudited financial statements of Parent have been made publicly available, shall reflect no material adverse change from Parent's September 30, 1995 audited annual financial statements, except pursuant to the terms of this Agreement.

    (d) No Material Adverse Effect on Parent shall have occurred since September 30, 1995 and be continuing.

    (e) The Company shall have received legal opinions from United States, Cayman Islands and Bermuda counsel to Parent and Acquisition in form and substance reasonably satisfactory to the Company.

    (f) The opinion addressed to the Company's Board of Directors by Merrill Lynch, delivered as contemplated by Section 3.20 of this Agreement, shall not have been withdrawn, amended or modified.

    (g) The Company shall receive customary closing documents in form and substance reasonably satisfactory to it, including, without limitation, secretary's certificates of Acquisition and Parent, respectively, certifying the resolutions of the Board of Directors and sole shareholder of Acquisition, and of the Board of Directors of Parent, approving this Agreement and certifying the memorandum of association and bye-laws of Acquisition and the memorandum of association and articles of association of Parent; a Certificate of an executive officer of each of Parent and Acquisition certifying compliance with all covenants and obligations of Parent and Acquisition, respectively, to be performed at or prior to the Effective Time, and certifying as to the accuracy of the representations and warranties of Parent and Acquisition, respectively, as of the Effective Time; an incumbency and signature certificate for officers of Parent and Acquisition; and good standing certificates for Parent from the Cayman Islands and Bermuda and for Acquisition from Bermuda.

    (h) The Company shall have received evidence satisfactory to it that all consents and approvals required for the consummation of the transactions contemplated hereby or the ownership and operation by Parent of the Company and its business have been obtained and all required filings have been made.

  Section 6.03 Additional Conditions to Parent's and Acquisition's Obligation to Effect the Amalgamation. The obligation of Parent and Acquisition to consummate the Amalgamation shall be further subject to the following conditions unless waived in accordance with Section 8.03:

    (a) The Company shall have performed in all material respects each obligation and covenant to be performed by it on or prior to the Effective Time.

    (b) The representations and warranties of the Company contained in this Agreement that are qualified as to materiality shall be true and correct and the representations and warranties of the Company contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made as of and on the Closing Date, except as otherwise contemplated by this Agreement.

    (c) The unaudited financial statements of the Company as of, and for the three month period ended, February 29, 1996 and the unaudited financial statements of the Company as of, and for the latest monthly period ended prior to the Closing for which unaudited financial statements of the Company are available, shall reflect no material change from the Company's November 30, 1995 audited annual financial statements previously delivered to Parent's Board of Directors, except pursuant to the terms of this Agreement.

    (d) No Material Adverse Effect on the Company shall have occurred since November 30, 1995 and be continuing.

    (e) There shall not have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Bermuda (whether or not mandatory), (iii) the commencement or escalation of a war, armed hostilities or other national or international crisis involving the United States or Bermuda, (iv) any limitation (whether or not mandatory) imposed by any Governmental Authority on, or any other event having a reasonable likelihood of affecting, the nature or extension of credit or further extension of credit by banks or other lending institutions in the United States or Bermuda; (v) any material adverse change in United States or international securities markets or financial markets; or (vi) in the case of any of the foregoing, a material acceleration or worsening thereof.

    (f) The holders of at least seventy-five percent (75%) of the outstanding Shares (not including Shares held by General Re) shall have waived their appraisal rights and consented to the Lock-up as provided in Section 5.09 hereof.

    (g) Parent and Acquisition shall have received legal opinions from United States and Bermuda counsel to the Company in form and substance reasonably satisfactory to Parent and Acquisition.

    (h) The opinion addressed to Parent's Board of Directors by Donaldson, Lufkin & Jenrette Securities Corporation, delivered as contemplated by
  Section 4.14 of this Agreement, shall not have been withdrawn, amended or modified.

    (i) Parent shall receive customary closing documents in form and substance reasonably satisfactory to it, including, without limitation, a secretary's certificate certifying the resolutions of the Board of Directors and shareholders of the Company approving this Agreement and certifying the memorandum of association and bye-laws of the Company; a Certificate of the Chairman of the Company certifying compliance with all covenants and obligations of the Company to be performed at or prior to the Effective Time and certifying as to the accuracy of the representations and warranties of the Company as of the Effective Time; an incumbency and signature certificate for officers of the Company; and a good standing certificate for the Company from Bermuda.

    (j) Parent shall have received evidence satisfactory to it that all consents and approvals required for the consummation of the transactions contemplated hereby or the ownership and operation by Parent of the Company and its business have been obtained and all required filings have been made.

    (k) Parent shall have received the report of Price Waterhouse, or a qualified actuary reasonably acceptable to Parent, in form and substance reasonably satisfactory to the effect that (i) at the Closing Date, the Company's reserve for loss and loss expenses provisions makes a reasonable provision, in the aggregate, for all unpaid loss and loss expenses obligations of the Company under the terms of its policies and agreements, and (ii) the decrease, if any, between November 30, 1995 and the Closing Date in the estimate of ultimate unpaid loss reserves at November 30, 1995 as calculated by the Company is reasonable.

    (l) (i) All shares owned by General Re at any time on or after November 30, 1995 shall have been cancelled and shall no longer be outstanding and the Company shall not be obligated to make any payments, absolute or contingent, to General Re in respect thereof;

      (ii) All options to acquire Shares or other securities of the Company owned by General Re at any time on or after November 30, 1995 shall have been cancelled and shall no longer be outstanding and the Company shall not be obligated to make any payments, absolute or contingent, to General Re in respect thereof.

      (iii) The Underwriting Services Agreement, dated as of September 15, 1993, between GRUS and the Company, shall have been amended (the material terms of which have been previously provided to Parent) in form and substance reasonably satisfactory to Parent, and the Company shall not be obligated to make any payments, absolute or contingent, to GRUS in respect thereof except as specified therein.

      (iv) General Re and the Company shall have entered into a stop loss reinsurance agreement with the Company, in form and substance reasonably satisfactory to Parent, pursuant to which General Re will indemnify the company in respect of 100% of all net losses and loss adjustment expenses in excess of a Company retention of $60 million, but not exceeding a limit of liability of General Re of $10 million, for which the Company is obligated under all contracts of insurance or reinsurance issued by the Company for loss or damage resulting from occurrences taking place prior to December 1, 1995.

                                 ARTICLE SEVEN

                          TERMINATION AND ABANDONMENT

  Section 7.01 Termination by the Company.

    (a) The Company may terminate this Agreement, to the extent not performed, if there shall not have been a material uncured or waived breach by the Company of any representation, warranty, covenant or agreement set forth herein and there shall have been a material breach by the Parent or Acquisition of any representation, warranty, covenant, or agreement set forth herein, which breach shall not have been cured within ten (10) days of the Parent's receipt of written notice specifying Parent's or Acquisition's breach and the Company's intention to terminate this Agreement pursuant to this Section 7.01.

    (b) In addition, the Company may terminate any and all of its obligations under this Agreement, to the extent not performed, if the Board of Directors of Parent shall have (A) withdrawn, (B) modified, or (C) changed in a manner adverse to the Company its approval or recommendation of the Amalgamation or the other transactions contemplated by this Agreement or shall have recommended another offer which prevents Parent from consummating the transactions contemplated hereby, or shall have adopted any resolution to effect any of the foregoing. Parent shall immediately pay the Company an amount equal to the Termination Fee if the Company terminates this Agreement pursuant to the immediately preceding sentence.

  Section 7.02 Termination by the Company Upon Payment of Termination Fee. The Company may terminate this Agreement, to the extent not performed, upon payment to Parent of $12 million (the "Termination Fee") by bank cashier's check or wire transfer to an account designated by Parent for this purpose and
(i) five Business Days shall have elapsed following Parent's receipt of a Notice of Superior Proposal and the Superior Proposal described in the Notice of Superior Proposal continues to be a Superior Proposal in light of any improved transaction proposed by Parent prior to the expiration of the five Business Day period following receipt by Parent of the Notice of Superior Proposal, (ii) the Board of Directors of the Company shall have withdrawn, modified or changed in a manner adverse to Parent its approval or recommendation of the Amalgamation or the other transactions contemplated by this Agreement or shall have recommended another offer, or shall have adopted any resolution to effect any of the foregoing, (iii) the approval by the Company's shareholders of the Amalgamation shall not have been obtained and there shall be existing at such time a Superior Proposal, or (iv) a Third Party Acquisition has occurred or any Person shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a Third Party Acquisition.

  Section 7.03 Termination by Parent and Acquisition.

    (a) Parent and Acquisition may terminate this Agreement to the extent not performed, if there shall not have been a material uncured breach by Parent or Acquisition of any representation, warranty, covenant, or agreement set forth herein and there shall have been a material breach by the Company of any representation, warranty, covenant or agreement set forth herein, which breach shall not have been cured within ten days of the Company's receipt of written notice specifying the Company's breach and Parent's intention to terminate this Agreement pursuant to this Section 7.03.

    (b) In addition, Parent and Acquisition may terminate any and all of their obligations under this Agreement, to the extent not performed, if (i) the Board of Directors of the Company shall have (A) withdrawn, (B) modified, or (C) changed in a manner adverse to Parent its approval or recommendation of the Amalgamation or the other transactions contemplated by this Agreement or shall have recommended another offer, or shall have adopted any resolution to effect any of the foregoing, or (ii) a Third Party Acquisition has occurred or any Person shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a Third Party Acquisition. The Company shall immediately pay Parent an amount equal to the Termination Fee if Parent terminates this Agreement pursuant to the immediately preceding sentence.

  Section 7.04 Termination by Parent and Acquisition Upon Payment of Termination Fee. Parent and Acquisition may terminate this Agreement, to the extent not performed, upon payment to the Company of the Termination Fee by bank cashier's check or wire transfer to an account designated by the Company for this purpose if the Board of Directors of Parent shall have withdrawn, modified or changed in a manner adverse to the Company its approval or recommendation of the Amalgamation or the other transactions contemplated by this Agreement or shall have recommended another offer, or shall have adopted any resolution to effect any of the foregoing.

  Section 7.05 Termination by the Company, Parent or Acquisition. This Agreement may be terminated and the Amalgamation contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after approval of the Amalgamation by the Board of Directors and shareholders of the
Company:

    (a) by mutual written consent of the Parent and the Company;

    (b) by either Parent or the Company by written notice to the other:

      (i) if the Effective Time shall not have occurred on or before September 30, 1996; provided, however, that the right to terminate this Agreement under this Section 7.05(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

      (ii) if a Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

      (iii) if the Minister shall have failed to approve the Amalgamation by September 30, 1996; and

    (c) by either Parent or the Company by written notice to the other, no later than 5:00 p.m., Bermuda Time, on the second calendar day following the Determination Date if the Average Closing Price shall be greater than $49.00 or less than $31.00 (the prices at which either party may terminate and abandon this Agreement are collectively referred to herein as the "Termination Prices").

  Section 7.06 Procedure and Effect of Termination. In the event of the termination of this Agreement, none of Parent, Acquisition or the Company shall have any obligation to perform hereunder from and after the date of such termination, except that Sections 5.03(c) (Confidentiality), 5.06 (Public Announcements), 8.05 (Expenses), 8.08 (Notices) and 8.09 (Governing Law) shall survive such termination and remain in full force and effect notwithstanding such termination. No termination hereof shall relieve Parent or the Company from liability for any breach of this Agreement.

                                 ARTICLE EIGHT

                           MISCELLANEOUS PROVISIONS

  Section 8.01 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants or agreements contained in this Agreement shall survive the Closing, except for those representations, warranties, covenants and agreements contained in Sections 2.08, 4.12, 5.03(c), 5.11, 5.18 and 5.19 and Article 8 of this Agreement.

  Section 8.02 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement signed on behalf of Parent, Acquisition and the Company at any time prior to the Effective Time with respect to any of the terms contained herein except that after the meetings of the shareholders of the Company as contemplated by
Section 5.08 hereof, the Amalgamation Consideration to be paid pursuant to this Agreement to the holders of Shares shall in no event be decreased and the form of consideration to be received by the holders of such Shares in the Amalgamation shall in no event be altered without the approval of such holders.

  Section 8.03 Waiver of Compliance; Consents. Any failure of Parent or Acquisition, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived in writing by the Company or Parent, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.03.

  Section 8.04 Severability and Validity. The provisions set forth in this Agreement are severable. If any provision of this Agreement is held invalid or unenforceable in any jurisdiction, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and shall remain valid and enforceable in such jurisdiction, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

  Section 8.05 Expenses and Obligations. Each of the parties shall pay its own expenses incurred in connection with the negotiation and preparation of this Agreement, the performance of its covenants herein, and the effectuation of the transactions contemplated hereby, including, without limitation, all fees and disbursements of its respective legal counsel, advisors, and accountants; provided, however, that nothing in this Section 8.05 shall negate any obligation of either Parent or the Company to pay the Termination Fee. Each party to this Agreement shall indemnify and hold harmless the other against any claim for fees or commissions of brokers, finders, agents, or bankers retained or purportedly retained by the indemnitor party in connection with the transactions contemplated by this Agreement.

  Section 8.06 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except for Section 2.07 (which is intended to be for the benefit of the Persons referred to therein, and may be enforced by such Persons) and Sections 4.12 and 5.18 (which are intended to be for the benefit of Former Holders and may be enforced by such Former Holders).

  Section 8.07 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each corporation which is a party to this Agreement shall take all necessary action.

  Section 8.08 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) if to Parent or Acquisition, or to the Company after the Effective Time, to:

    ACE Limited
    The ACE Building
    30 Woodbourne Ave.
    Hamilton HM08 Bermuda
    Telephone: (441) 295-5200
    Facsimile: (441) 295-5221

    Attention: Brian Duperreault
  with copies to:

    Mayer, Brown & Platt
    190 South LaSalle Street
    Chicago, IL 60603
    Telephone: (312) 701-7100
    Facsimile: (312) 701-7711

    Attention: Edward S. Best

    (b) if to the Company prior to the Effective Time, to:

    Tempest Reinsurance Company Limited
    14 Par-La-Ville Road
    Hamilton HM08 Bermuda
    Telephone: (441) 292-2603
    Facsimile: (441) 292-2790

    Attention: Donald Kramer

  with a copy to:

    Morgan, Lewis & Bockius LLP
    101 Park Avenue
    New York, NY 10178
    Telephone: (212) 309-6000
    Facsimile: (212) 309-6273

    Attention: Nancy H. Corbett

  Section 8.09 Governing Law. The Agreement shall be governed by and construed in accordance with the laws of Bermuda without regard to the conflicts of laws rules thereof.

  Section 8.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

  Section 8.11 Headings. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement. References to Articles or Sections, unless otherwise specified, are to Articles and Sections of this Agreement.

  Section 8.12 Entire Agreement; Assignment. This Agreement, including the Disclosure Letter and exhibits attached hereto and the Confidentiality Letter, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no agreements, restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings (including the letter agreement, dated February 1, 1996, between Parent and the Company) between the parties with respect to such subject matter. This Agreement shall not be assigned by operation of law or otherwise, except with the prior written consent of each other party hereto. This Agreement is not intended to confer upon any other Person except the parties hereto any rights or remedies hereunder, except as provided in Section 8.06 of this Agreement.

  In Witness Whereof, each of the parties hereto has caused this Agreement to be signed and sealed on its behalf by its duly authorized officers, all as of the day and year first above written.

                                          ACE LIMITED

                                                     Brian Duperreault
                                          By___________________________________
                                                     Brian Duperreault
                                               Chairman, President and Chief
                                                     Executive Officer

                                                                          [SEAL]

                                          TRCL Acquisition Limited

                                                     Brian Duperreault
                                          By___________________________________
                                                     Brian Duperreault
                                               Chairman, President and Chief
                                                     Executive Officer

                                                  Christopher Z. Marshall
                                          By___________________________________
                                                  Christopher Z. Marshall
                                            Executive Vice President and Chief
                                                     Financial Officer

                                                                          [SEAL]

                                          Tempest Reinsurance Company Limited

                                                       Donald Kramer
                                          By___________________________________
                                                       Donald Kramer
                                                        Co-Chairman

                                                     Charles G. Collis
                                          By___________________________________
                                                     Charles G. Collis
                                               Alternate Director/ Assistant
                                                         Secretary

                                                                          [SEAL]